Exhibit 10.1

EIGHTH AMENDED AND RESTATED

OPERATING AGREEMENT

OF

AY DEE KAY, LLC

A California Limited Liability Company

Dated as of June 10, 2021

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

THE DELIVERY OF THIS AGREEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY OFFER, SOLICITATION OR SALE OF LIMITED LIABILITY COMPANY INTERESTS IN AY DEE KAY, LLC IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE IS NOT AUTHORIZED OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OR SALE.

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EIGHTH AMENDED AND RESTATED
OPERATING AGREEMENT
OF
AY DEE KAY, LLC

This EIGHTH Amended and Restated Operating Agreement (together with all Exhibits attached hereto, this “Agreement”) is made and entered into as of June 10, 2021 (the “Effective Date”) by the Members specified in Section 2.1.

WHEREAS, the Company was formed as a limited liability company pursuant to and in accordance with the Beverly-Killea Limited Liability Company Act, by the filing of Articles of Organization filed with the California Secretary of State on February 9, 2007, entity number 200704010265, and the execution of that certain Operating Agreement of Limited Liability Company (the “Original Agreement”), dated March 28, 2007;

WHEREAS, the then Members and the Company made and entered into that certain Amended and Restated Limited Liability Company Agreement (the “First Restated Agreement”), dated as of December 28, 2012, which amended and restated the Original Agreement in its entirety;

WHEREAS, the then Members and the Company made and entered into that certain Second Amended and Restated Limited Liability Company Agreement (the “Second Restated Agreement”), dated as of July 24, 2015, which amended and restated the First Restated Agreement in its entirety;

WHEREAS, the then Members and the Company made and entered into that certain Third Amended and Restated Limited Liability Company Agreement (the “Third Restated Agreement”), dated as of August 28, 2015, which amended and restated the Second Restated Agreement in its entirety;

WHEREAS, the then Members and the Company made and entered into that certain Fourth Amended and Restated Limited Liability Company Agreement (the “Fourth Restated Agreement”), dated as of July 12, 2017, which amended and restated the Third Restated Agreement in its entirety;

WHEREAS, the then Members and the Company made and entered into that certain Fifth Amended and Restated Limited Liability Company Agreement (the “Fifth Restated Agreement”), dated as of June 22, 2018, which amended and restated the Fourth Restated Agreement in its entirety;

WHEREAS, the then Members and the Company made and entered into that certain Sixth Amended and Restated Limited Liability Company Agreement (the “Sixth Restated Agreement”), dated as of April 6, 2020, which amended and restated the Fifth Restated Agreement in its entirety;

WHEREAS, the then Members and the Company made and entered into that certain Seventh Amended and Restated Limited Liability Company Agreement (the “Seventh Restated Agreement”), dated as of April 20, 2020, which amended and restated the Sixth Restated Agreement in its entirety;

WHEREAS, the Company is a party to that certain Master Transaction Agreement (the “Transaction Agreement”), by and among Thunder Bridge II Surviving Pubco, Inc., a Delaware corporation (“Surviving Pubco”), Thunder Bridge Acquisition II, Ltd., a Cayman Islands exempted company, the Merger Subs (as defined therein), each of the corporate entities listed on Schedule 1 to the Transaction Agreement, ADK Service Provider Holdco LLC, a Delaware limited liability company, and, solely in its capacity as the Company Securityholder Representative, Donald McClymont.

WHEREAS, the Board, the Preferred Members and a Majority Vote under the Seventh Restated Agreement adopted certain amendments to the Seventh Restated Agreement in accordance with Section 10.10 thereof.

WHEREAS, the Board, the Preferred Members and a Majority Vote under the Seventh Restated Agreement adopted this Agreement.

WHEREAS, pursuant to the transactions contemplated in the Transaction Agreement (the “Reorganization”), effective at the Effective Date, and as previously approved in accordance with Section 10.10 of the Seventh Restated Agreement, the Members and Manager, as a result of the Reorganization, desire to amend and restate in its entirety the Seventh Restated Agreement.

NOW, THEREFORE, in consideration of their mutual promises, covenants and agreements, the Company and Members agree as follows:

ARTICLE I
IN GENERAL

Section 1.1 Name.

The name of the Company is Ay Dee Kay, LLC (the “Company”).

Section 1.2 Formation of Limited Liability Company.

The Company was duly formed upon the filing of articles of organization of the Company (the “Articles of Organization”) with the Secretary of State of the State of California on February 9, 2007, in accordance with the Beverly-Killea Limited Liability Company Act.

Section 1.3 Agreement; Inconsistencies with Act.

(a) This Agreement constitutes the “operating agreement” of the Company within the meaning of California Revised Uniform Limited Liability Company Act, as amended from time to time (the “Act”). This Agreement amends, restates and replaces in its entirety the Seventh Restated Agreement.

(b) This Agreement will govern the rights, powers, duties, obligations and liabilities of the Members, except to the extent a provision of this Agreement is expressly prohibited or ineffective under the Act or under the Articles of Organization. If any provision of this Agreement is prohibited or ineffective under the Act or the Articles of Organization, this Agreement will be considered amended to the smallest degree possible in order to make such provision effective under the Act or Articles of Organization.

Section 1.4 Principal Place of Business.

The principal place of business of the Company within the State of California shall be 32 JOURNEY, SUITE 100, ALISO VIEJO, CA 92656. The Company may locate its place of business and registered office at any other place or places as the Manager of the Company may from time to time deem advisable.

Section 1.5 Registered Office and Registered Agent.

The Company’s registered office shall be at the office of its registered agent at 32 JOURNEY SUITE 100, ALISO VIEJO, CA 92656 and the name of its registered agent at such address shall be DONALD MCCLYMONT. The registered office and registered agent may be changed by the Manager from time to time by filing the address of the new registered office or the name of the new registered agent with the California Secretary of State pursuant to the Act.

Section 1.6 Term.

The existence of the Company (“Term”) shall continue until terminated, dissolved or liquidated in accordance with this Agreement and the Act.

Section 1.7 Permitted Businesses.

The business of the Company shall be to accomplish any lawful business or activity whatsoever, except the banking business, the business of issuing policies of insurance and assuming insurance risks or the trust company business.

Section 1.8 Defined Terms.

Capitalized terms used in this Agreement but not defined in this Agreement will have the meanings indicated on Exhibit A attached hereto and made a part hereof.

Section 1.9 Maintenance of Separate Existence

The Company shall do all things necessary to maintain its limited liability company existence separate and apart from each Member and any Affiliate of any Member, including holding regular meetings of the Members and maintaining its books and records on a current basis separate from that of any Affiliate of the Company or any other Person, and shall not commingle the Company’s assets with those of any Affiliate of the Company or any other Person.

Section 1.10 No State-Law Partnership.

The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in the last sentence of this Section 1.10, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state or local income tax purposes, and that each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

ARTICLE II
MEMBERS; MEMBERSHIP INTERESTS; UNITS

Section 2.1 Members of the Company.

Set forth on Exhibit B is a current list of (i) the full name of each Member, (ii) the Member’s Number of Class A Units, (iii) the Member’s Class B Units, (iv) the Member’s Redetermined Capital Account as of Date of this Agreement, and (v) the Member’s Percentage Interest. The current Percentage Interest held by each Member, as determined and recomputed by the Manager, shall be computed by the Manager and set forth in the books and records of the Company. In all events, the sum of all Percentage Interests shall total 100%. The Manager from time to time shall amend Exhibit B to show the current Percentage Interests held by the Members.

Section 2.2 Capital Contributions and Capital Accounts

(a) Acquisition of Units as of the Effective Date. The terms of the Agreement modify the rights, privileges and obligations of the existing Units held by the Members. Except as set forth in Exhibit B as in effect on the Effective Date, no Member has as of the Effective Date any Membership Interest in the Company.

(b) Class A Members. As of the date specified in Exhibit B, each Class A Member has the Capital Account set forth opposite such Members name on Exhibit B. As of the date specified in Exhibit B, each Class A Member has the number of Class A Units set forth opposite such Member’s name on Exhibit B.

(c) Class B Members. The parties hereto intend that Class B Units issued hereunder may be issued in exchange for services rendered to or on behalf of the Company by certain persons in anticipation of becoming Members. Except to the extent of any cash and property contributed, the Class B Units, when issued, are intended to qualify as “profits interests,” as that term is used in Revenue Procedure 93-27 and Revenue Procedure 2001-43. All Class B Members as of the Effective Date are listed in the books and records of the Company. Except as required by law, the Class B Members shall have no vote.

(d) Additional Capital Contributions. No Member shall be required to make any additional Capital Contributions.

(e) No Right to Return of Contribution; No Interest on Capital. Except as provided in this Agreement, no Member will have the right to withdraw or receive any return of, or interest on, any Capital Contribution or on any balance in such Member’s Capital Account. If the Company is required to return any Capital Contribution to a Member, the Member shall not have the right to receive any property other than cash.

(f) Profits Interests.

(i) The Company intends that each Class B Unit (such Class B Units, a “Profits Interest”), when issued, be treated as a separate “profits interest” within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343, or any future IRS guidance or other authority that supplements or supersedes the foregoing Revenue Procedure.

(ii) The Class B Units are Profits Interests. In accordance with Revenue Procedure 2001-43, 2001-2 CB 191, for federal income tax purposes, the Company shall treat a Member holding a Profits Interest as the owner of such Profits Interest from the date it is granted, and shall file its IRS form 1065, and issue appropriate Schedule K-1s to such Member, allocating to such Member its distributive share of all items of income, gain, loss, deduction and credit associated with any Profits Interest subject to vesting as if it were fully vested. Each Member agrees to take into account such distributive share in computing its federal income tax liability for the entire period during which it holds the Profits Interest. The Company and each Member agree not to claim a deduction (as wages, compensation or otherwise) for the Fair Market Value of such Profits Interest issued to a Member, either at the time of grant of the Profits Interest or at the time any unvested Profits Interest becomes substantially vested.

(iii) The Company is hereby authorized to make an election to value any Profits Interests at liquidation value (the “Safe Harbor Election”), as the same may be permitted pursuant to or in accordance with the finally promulgated successor rules to Proposed Regulations Section 1.83-3(l) and IRS Notice 2005-43 (collectively, the “Proposed Rules”). Upon making such an election, the Company shall make any allocations of items of income, gain, deduction, loss or credit (including forfeiture allocations and elections as to allocation periods) necessary or appropriate to effectuate and maintain the Safe Harbor Election.

(iv) Any such Safe Harbor Election shall be binding on the Company and on all of its Members with respect to all Transfers of Profits Interests made by the Company while a Safe Harbor Election is in effect. A Safe Harbor Election once made may be revoked by the Company as permitted by the finally promulgated successor to the Proposed Rules or any other applicable rule.

(v) Each Member (including any person to whom a Profits Interest is Transferred in connection with the performance of services), by signing this Agreement or by accepting such Transfer, hereby agrees to comply with all requirements of the Safe Harbor Election with respect to all Profits Interests Transferred while the Safe Harbor Election remains effective.

(vi) The Company, acting under the control of the Manager, shall file all returns, reports and other documentation as may be required to perfect and maintain any Safe Harbor Election with respect to Transfers of Profits Interests covered by such Safe Harbor Election.

(vii) Each Member agrees to cooperate with the Company to perfect and maintain any Safe Harbor Election that the Company elects to make, and to timely execute and deliver any documentation with respect thereto reasonably requested by the Company.

(viii) Without limitation of any other provision herein, no Transfer of any Profits Interest in the Company by a Member, to the extent permitted by this Agreement, shall be effective unless prior to such Transfer, the transferee, assignee or intended recipient of such Profits Interest shall have agreed in writing to be bound by the provisions of this Section 2.2(f).

(ix) On the forfeiture of an unvested Class B Unit, the forfeited Class B Unit shall be cancelled. The Manager shall recompute the Percentage Interests of the Members, so that the Percentage Interest associated with forfeited Class B Units is reallocated among the remaining outstanding Class A Units and Class B Units. The Manager shall reallocate this forfeited Percentage Interest among the remaining outstanding Class A Units and Class B Units pro rata in accordance with the ratio of the Percentage Interests held by each of these Members to all outstanding Percentage Interests in such a manner that the sum of all outstanding Percentage Interests shall total 100%. The current Percentage Interest held by each Member, as determined and recomputed by the Manager, shall be computed by the Manager and set forth in the books and records of the Company. The Manager from time to time shall amend Exhibit B to show the current Percentage Interests held by the Members. Any portion of the Percentage Interest allocated to a Class B Unit that is not currently vested at the time of reallocation shall become subject to the existing schedule and to potential forfeiture in the future for failure to vest.

(x) Nothing in this Section 2.2(f) shall be construed as imposing any liability on the Company for any Member’s taxes resulting from the receipt, ownership or vesting of Membership Interests issued in connection with the performance of services, and the Company shall under no circumstances be liable for any such taxes.

Section 2.3 Classes of Units.

The Company is authorized to issue two (2) classes of units in the Company which shall represent the Membership Interests of the Members in the Company and shall be designated “Class A Units” and “Class B Units.”

(a) Class A Units. Class A Units are Membership Interests in the Company. The Percentage Interest of each holder of Class A Units is set forth beside each Class A Member’s name in the column entitled “Percentage Interest” on Exhibit B.

(b) Class B Units. Class B Units are Membership Interests in the Company. Class B Units may be issued, with or without monetary consideration, only to those employees, consultants, advisors and independent contractors and in such amounts and subject to such vesting and other restrictions as determined by the Manager, acting in good faith. The Percentage Interest of each holder of Class B Units is set forth beside each Class B Member’s name in the column entitled “Percentage Interest” on Exhibit B.

(c) Earn Out Event. Upon the occurrence of an Earn Out Event, the Company shall cause the number of outstanding Units to be adjusted, as determined by the Company in good faith, such that, after the adjustment, (i) the number of Units held by the Surviving Pubco shall equal the number of Surviving Pubco shares issued and outstanding immediately after the Earn Out Event, and (ii) the number of Units held by the Legacy Members shall equal the sum of (A) the number of Units held by the Legacy Members immediately prior to the Earn Out Event plus (B) the number of share equivalents that would have been issued to the Legacy Members in the Earn Out if the Legacy Members had held Surviving Pubco shares at the time of the Earn Out Event. The Company will divide and, if necessary, issue additional Units and recalculate Percentage Interests on account of this recapitalization. The Members agree that Capital Accounts of Legacy Members prior to the Earn Out shall be treated as provisional and contingent Capital Accounts and that Capital Accounts shall be redetermined on each Earn Out Event so that the Capital Accounts of all Members are equal on a per Unit basis. The Members also agree, unless otherwise not permissible for Federal or state tax purposes, to treat such adjustment as a non-taxable adjustment. The Company shall amend Exhibit B on each Earn Out Event to be consistent with the readjustments made pursuant to this Section 2.3 (c).

(d) Issuance of Additional Pubco Shares. In the event that Surviving Pubco shall issue additional shares of Surviving Pubco stock other than upon an Earn Out Event, (i) the Company shall issue additional Class A Units to Surviving Pubco in such a number as to preserve the ratio existing between (A) the number of shares of issued and outstanding Surviving Pubco stock to (B) the number of Class A Units held by Surviving Pubco, and (ii) Surviving Pubco shall contribute to the Company any consideration, net of expenses of issuance, received by Surviving Pubco for the issuance of these shares. It is the intention of the Company and of Surviving Pubco that, at all times, Surviving Pubco shall hold a number of Class A Units equal to the number of issued and outstanding shares of Surviving Pubco stock. The Company shall issue additional Class A Units to Surviving Pubco or cancel outstanding Class A Units held by Surviving Pubco in such a manner that, at all times, Surviving Pubco shall hold a number of Class A Units equal to the number of issued and outstanding shares of Surviving Pubco stock.

(e) Changes in Pubco. The Company shall issue additional Units or cancel outstanding Units as necessary reasonably to reflect changes in the outstanding stock ownership of Surviving Pubco, including stock issuances, stock splits, reverse stock splits, stock dividends, reorganizations, combinations recapitalizations and similar transactions affecting the Surviving Pubco Class A Shares after the date of this Agreement. In all events, Surviving Pubco shall hold a number of Class A Units equal to the number of issued and outstanding stock of Surviving Pubco. Any net consideration received by Surviving Pubco in these transaction will be contributed by Surviving Pubco to the Company.

(f) The Company shall issue the number of Class A Units and Class B Units in connection with the Earn Out (as defined in the Master Transaction Agreement), as required by and pursuant to the terms and conditions set forth in the Master Transaction Agreement.

(g) The Units of each Legacy Member of the Company are as set forth in Exhibits D.

(h) The Units of each Member of the Company are as set forth in Exhibit B.

(i) The number of Units issued to any Member shall not be adjusted for any increase or decrease in the Capital Account of such Member at any time.

(j) Any Transfer of Units by a Member shall be deemed to be the Transfer of the Membership Interest of the Member represented and evidenced by such Units for all purposes; and no Transfer of the Membership Interest separate and apart from a Transfer of Units shall be required or permitted for any purpose.

(k) The Company may not reissue any Units that it acquires from any Member or other Person.

(l) The Company may issue fractional Units.

Section 2.4 Representations and Warranties.

Each Member hereby represents and warrants to the Company and each other Member that:

(a) If such Member is a Person who is not an individual, such Member is duly organized, validly existing, and in good standing under the law of its state of organization and has full organizational power to execute and deliver this Agreement and to perform its obligations hereunder.

(b) If such Member is a Person who is not an individual, such Member has full right, authority and power under its charter, by-laws or governing partnership agreement, as applicable, to enter into this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action under such Member’s charter, by-laws or governing partnership agreement, as applicable. The execution, delivery and performance by such Member of this Agreement does not (i) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse or time or both) under, accelerate any obligation under, or give rise to a right of termination of, any material contract, permit, license or authorization to which such Member is a party or by which such Member or its assets is bound, or any provision of such Member’s organizational documents; (ii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, or any order of, or any restriction imposed by, any governmental entity applicable to such Member; or (iii) require from such Member any notice to, declaration or filing with, or consent or approval of, any governmental entity or other third party.

(c) Such Member is (i) an “accredited investor” as that term is defined in Rule 501(a) of Regulation D of the Securities Act of 1933, as amended (“Securities Act”) or (ii) qualifies for the exemption provided in Rule 701 of the Securities Act.

(d) Such Member, by reason of his or her or its business and financial experience has such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that the Member is capable of (i) evaluating the merits and risks of an investment in the Company and the Units and making an informed investment decision, (ii) protecting his or her or its own interest and (iii) bearing the economic risk of such investment.

(e) Such Member has acquired or is acquiring its Units in the Company for such Member’s own account as an investment and without a view to the distribution thereof.

(f) Such Member understands that the Units have not been registered under the Securities Act or any state securities laws and are being issued by reason of a specific exemption from the registration provisions of the Securities Act and applicable state securities laws that depend upon, among other matters, the bona fide nature of the investment intent and the accuracy of the Member’s representations and warranties as expressed herein. Such Member further understands that except as otherwise provided herein, the Company shall have no obligation to register the Units under the Securities Act or any state securities laws or to take any action that would make available any exemption from the registration requirements of such laws. Such Member further understands and agrees that such Member will observe and comply with this Agreement and with all applicable securities laws at all times in connection with the Units, and that the Units may not be resold or transferred by such Member without appropriate registration or the availability of an exemption from applicable registration and then only upon compliance with the terms and conditions set forth in this Agreement.

(g) Such Member has had access to all information regarding the Company and its present and prospective business, assets, liabilities and financial condition that the Member reasonably considers important in making the decision to purchase the Units.

(h) Such Member has not been formed for the purpose of acquiring the Units.

(i) Each Member represents and warrants that neither (i) such Member, nor (ii) any entity that controls such Member, or is under the control of or under common control with, such Member, is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (each, a “Disqualification Event”), except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) under the Securities Act and disclosed in writing in reasonable detail to the Company.

Section 2.5 Voting; Meetings of Members.

(a) Vote or Written Consent of the Members. Except as expressly provided in this Agreement or required by the Act, Members shall have no voting, approval or consent rights. Except as otherwise provided, each matter requiring the vote or written consent of the Members shall be authorized or approved by the vote or written consent of a majority vote of Units voting. Notwithstanding the foregoing, the Manager may from time to time elect to submit a matter approved by the Manager to the vote or approval of the Members even though the Manager is not obligated to submit such matter to the vote or approval of the Members.

(b) Meetings of Members.

(i) The Members shall meet at least annually.

(ii) The Manager shall be elected by a simple majority of votes cast at the annual meeting of the Members of the Company for a term ending on the end of the next annual meeting.

(iii) All meetings of the Members shall be held at such date, time, and place either within or without the State of California as may be designated by the Manager from time to time in the notice of the meeting.

(iv) An annual meeting shall be held for the election of the Manager, and any other proper business may be transacted thereat.

(v) The holders of a majority of the combined outstanding Class A Units issued and outstanding, and entitled to vote thereat, present in person, or represented by proxy, shall constitute a quorum at all meetings of the Members for the transaction of business except as otherwise provided by law. In the absence of a quorum, the Manager may, or the Members so present may, by majority vote, adjourn the meeting from time to time until a quorum shall attend.

(vi) Any meeting of Members, annual or special, may be adjourned by the Manager or by a majority vote of the Members present, whether or not a quorum, and reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting.

(vii) At any meeting of the Members, every Member having the right to vote shall be entitled to vote in person, or by proxy appointed by an instrument in writing subscribed by such Member and bearing a date not more than three (3) years prior to said meeting, unless said instrument provides for a longer period. Each Member shall have one vote for each Class A Unit registered in his or her name on the books of the Company.

(viii) Written notice of the annual meeting which shall state the place, date, and hour of the meeting shall be mailed to each Member entitled to vote thereat at such address as appears in the records of the Company, or sent by electronic delivery at least ten (10) days prior to the meeting and not more than sixty (60) days prior to the meeting.

(ix) No business may be transacted at an annual meeting of Members, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Manager, (b) otherwise properly brought before the annual meeting by or at the direction of the Manager or (c) otherwise properly brought before the annual meeting by any Member (i) who is a Member of record on the date of the giving of the notice provided for in this Section and on the record date for the determination of Members entitled to vote at such annual meeting and (ii) who complies with the notice procedures set forth in this Section.

(x) In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a Member, such Member must have given timely notice thereof in proper written form to the Manager.

(xi) To be timely, a Member's notice to the Manager must be delivered to or mailed and received at the principal executive offices of the Company not less than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of Members; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the Member in order to be timely must be so received before the later (a) of the close of business on the twenty-first (21st) day following the day on which such notice of the date of the annual meeting was mailed or the day on which public disclosure of the date of the annual meeting was made, whichever first occurs and (b) the close of business on the day which is ninety (90) days prior to the date of the annual meeting.

(xii) To be in proper written form, a Member's notice to the Manager must set forth as to each matter such Member proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such Member, (iii) the class or series (if any) and number of Units of the Company which are owned beneficially or of record by such Member, (iv) a description of all arrangements or understandings between such Member and any other person or persons (including their names) in connection with the proposal of such business by such Member and any material interest of such Member in such business and (v) a representation that such Member intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(xiii) No business shall be conducted at the annual meeting of Members except business brought before the annual meeting in accordance with the procedures set forth in this Section, provided, however, that, once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section shall be deemed to preclude discussion by any Member of any such business. If the Manager determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the Manager shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

(xiv) A complete list of the Members entitled to vote at each meeting of Members, arranged in alphabetical order, with the record address of each, and the number of voting shares held by each, shall be prepared by the Manager and made available for examination by any Member either (i) on a reasonably accessible electronic network, provided that information required to gain access is provided with the notice of the meeting or (ii) during ordinary business hours at the Company’s principal place of business, at least ten (10) days before every meeting, and shall at all times during said meeting continue to be open to the examination of any Member.

(xv) Special meetings of the Members may be called for any purpose or purposes by the Manager, and shall be called by the Manager. Business transacted at all special meetings shall be confined to the objects stated in the notice of the meeting.

(xvi) Written notice of a special meeting of Members, stating the time and place and object thereof, shall be mailed postage prepaid, at least ten (10) days before such meeting, to each Member entitled to vote thereat at such address as appears on the books of the Company or sent by electronic delivery.

(xvii) The Manager shall appoint two persons as inspectors of election, to serve for one year or until their successors are chosen. The inspectors shall act at meetings of Members on elections of the Manager and on all other matters voted upon by ballot.

(xviii) If at the time of any meeting inspectors have not been appointed or if none, or only one, of the inspectors is present and willing to act, the shall appoint the required number of inspectors so that two inspectors shall be present and acting.

Section 2.6 Members are Not Agents.

Pursuant to Section 3.1, the management of the Company is vested in the Manager. No Member, acting solely in such capacity, is an agent of the Company, nor can any Member in such capacity bind nor execute any instrument on behalf of the Company. Any Member who takes any action or binds the Company in violation of this Section 2.6 shall be solely responsible for any loss and expense incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to the loss or expense.

Section 2.7 Members as Creditors.

Subject to Section 3.7 and approval by the Manager, any Member may lend money to and transact other business with the Company as a creditor and, subject to applicable law, any Member has the same rights and obligations with respect thereto as a person who is not a Member. Loans by Members to the Company shall not be considered Capital Contributions. If any Member shall loan funds to the Company in excess of the amounts required hereunder to be contributed by such Member to the capital of the Company, the making of such loans shall not result in any increase in the amount of the Capital Account of such Member. The amount of any such loans shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

Section 2.8 No Right of Withdrawal or Resignation.

No Member shall have the right to disassociate, withdraw or resign from the Company except as otherwise provided for in this Agreement. Notwithstanding any other provision of this Agreement, the disassociating, withdrawing or resigning Member shall not be entitled to any return or repayment of its Capital Contribution or other distribution or transfer in the event of disassociation, withdrawal or resignation. The foregoing provisions are exclusive and no Member shall be entitled to claim any distribution or transfer upon disassociation, withdrawal or resignation pursuant to the Act or otherwise.

Section 2.9 Limited Liability.

Except as expressly set forth in this Agreement or required by law, no Member will (a) be personally liable for any debt, obligation, or liability of the Company or other Members, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Member of the Company, or (b) have any obligation to restore any deficit or negative balance that may exist from time to time in the Capital Account of such Member (including upon and after dissolution of the Company). Notwithstanding anything contained herein to the contrary, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Act shall not be grounds for imposing personal liability on any of the Members for liabilities of the Company.

ARTICLE III
MANAGEMENT AND CONTROL OF BUSINESS

Section 3.1 Management Vested in the Manager

(a) Manager. Subject to the terms hereof, management of the Company shall be vested in the Manager (the “Manager”). The Manager of the Company shall have all the rights and powers that may be possessed by a manager under the Act. The Members intend that the provisions of Section 17704.07(c)(4) of the Act shall not apply to the Company or this Agreement. The Manager shall have full and complete authority, power and discretion to manage and control the business and affairs of the Company, to make all decisions regarding those matters and to perform any and all other acts customary or incident to the powers granted by law or under this Agreement.

(b) Initial Manager; Selection of Manager. The initial Manager shall be Surviving Pubco. The Manager shall serve as such until the next annual meeting of the Members, at which a new Manager will be elected or the then-current Manager will be re-elected.

Section 3.2 Voting Rights.

(a) Except as otherwise required by law or provided herein, each holder of Class A Units shall be entitled to one (1) vote per Class A Unit at the record date for determination of the Members entitled to vote, or, if no such record date is established, at the date such vote is taken or any written consent of the Members is solicited. Except as otherwise required by law or provided herein, each holder of Class B Units shall not be entitled to vote except as required by applicable law.

Section 3.3 Certain Powers of the Manager.

(a) Without limiting the generality of Section 3.1, the Manager shall have power and authority, on behalf of the Company:

(i) to appoint officers to run and manage the day-to-day operations of the Company and to remove such officers;

(ii) to borrow money for the Company from banks, other lending institutions, Members, or Affiliates of the Members on such terms as the Manager deems appropriate, and in connection therewith, to hypothecate, encumber and grant security interests in the assets of the Company to secure repayment of the borrowed sums. No debt shall be contracted or liability incurred by or on behalf of the Company except as approved by the Manager, or by agents or employees of the Company expressly authorized by the Manager to contract such debt or incur such liability; and

(iii) to employ accountants, legal counsel, managing agents or other experts to perform services for the Company and to compensate them from Company funds.

(b) The Manager shall have the power to recompute Percentage Interests in accordance with this Agreement and to amend this Agreement by making changes to Exhibit B to reflect changes in the Members of the Company, changes in Member information, and changes in Percentage Interests of the Members.

Section 3.4 Limited Liability of the Manager.

Except as expressly set forth in this Agreement or as required by law, no Manager will be personally liable for any debt, obligation or liability of the Company whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being the Manager of the Company.

Section 3.5 Fiduciary Duties of the Manager.

The Manager shall perform the duties as the Manager in good faith, consistent with the terms of this Agreement, in a manner the Manager reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. The Manager who so performs the duties as Manager shall not have any personal liability for any obligation of the Company by reason of being or having been the Manager of the Company. The Manager does not, in any manner, guarantee the return of the Members’ Capital Contributions or a profit for the Members from the operations of the Company. Subject to Section 17701.10(g) of the Act, the Manager shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, intentional misconduct, or a willful and knowing violation of law by such Manager.

Section 3.6 Manager and Members Duties to Company.

The Manager shall not be required to manage the Company as its sole and exclusive function and the Manager or Member may have other business interests and may engage in other activities in addition to those relating to the Company.

Section 3.7 Transactions between the Company and the Manager.

Notwithstanding that it may constitute a conflict of interest, the Manager may directly or indirectly engage in any transaction (including the purchase, sale, lease, or exchange of any property, or the lending of funds, or the rendering of any service, or the establishment of any salary, other compensation, or other terms of employment) with the Company; provided, however, that in each case (a) such transaction is not expressly prohibited by this Agreement, and (b) (i) the terms and conditions of such transaction on an overall basis are fair and reasonable to the Company, and (ii) the transaction has been approved by an affirmative Majority Vote.

Section 3.8 Bank Accounts.

The Manager shall maintain, and may from time to time open, bank accounts in the name of the Company at such depository institution or institutions as determined by the Manager, acting in good faith, and the Company shall maintain all of the funds of the Company in such bank account or accounts. The Manager or officers as authorized by the Manager shall be the sole signatories thereon, unless the Manager determines otherwise.

Section 3.9 Officers.

(a) Certain Powers of Officers. Without limiting the generality of the powers of the officers described below, the Manager hereby grant the officers the power and authority, on behalf of the Company (with the exercise of such power and authority to be subject to the management and direction of the Manager):

(i) To acquire property from any Person as the Manager may determine and approve. The fact that the Manager or a Member is directly or indirectly Affiliated or connected with any such Person shall not prohibit the Manager s from dealing with such Person;

(ii) To purchase liability and other insurance to protect the Company’s property and business and to protect the assets of the Members and the Manager;

(iii) To acquire, hold and dispose of any Company real or personal properties;

(iv) To execute on behalf of the Company all instruments and documents, including checks; drafts; notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition of the Company’s property; assignments; bills of sale; leases; contracts; partnership agreements, operating agreements of other limited liability companies; and any other instruments or documents necessary, in the opinion of the Manager, to conduct the business of the Company;

(v) To employ accountants, legal counsel, managing agents or other experts to perform services for the Company and to compensate them from Company funds, in a manner and in an amount consistent with the Company’s annual budget;

(vi) To enter into any and all other agreements on behalf of the Company, with any other Person for any purpose, in such forms as the Manager may approve; and

(vii) To do and perform all other acts as may be necessary or appropriate to the conduct of the Company’s business.

(b) The officers of the Company shall be chosen by the Manager and may consist of the Chairman, the President, the Chief Executive Officer, the Chief Operating Officer, the Secretary, and the Chief Financial Officer; and each of them shall be appointed by the Manager (subject to the proviso below in this Section 3.9 (b)). The Company may also have one or more Vice Presidents, one or more Assistant Secretaries and Assistant Chief Financial Officers, and such other officers as may be appointed by the Manager, or by the President or the Chief Executive Officer with authorization from the Manager. Any two or more offices may be held by the same person. All officers of the Company shall serve and may be removed at the pleasure of the Manager at any time, without waiver of any claim under any contract to which such officer may be a party.

(c) Compensation. The salary and other compensation of the officers shall be fixed from time to time by resolution of or in the manner determined by the Manager, acting in good faith.

(d) Duties and Powers of the Chairman. The Chairman shall be an officer of the Company and shall, if present, preside at meetings of the Manager, if any, and at meetings of the Members, if any, and exercise and perform such other powers and duties as may be from time to time assigned to the Chairman by the Manager or prescribed by this Agreement.

(e) Duties of the Chief Executive Officer. Subject to the supervisory powers of the Manager, the Chief Executive Officer, if there is one, shall be the chief executive officer of the Company, and the Chief Executive Officer shall supervise, coordinate and manage the business and activities of the Company. The Chief Executive Officer shall perform such other duties and have such other powers as the Manager shall designate from time to time and shall see that all orders and resolutions of the Manager are carried into effect. Subject to the foregoing, the Chief Executive Officer shall have general authority general powers and duties of management usually vested in the office of chief executive officer of a corporation. In the absence of a separate appointment of the Chief Executive Officer, the President shall have the powers and authorities of the Chief Executive Officer.

(f) Duties and Powers of the President. Subject to the supervisory powers of the Manager, the President, if there is one, shall be the chief executive officer of the Company, in the absence of a separate appointment of the Chief Executive Officer. The President also shall preside at all meetings of the Members. The President shall perform such other duties and have such other powers as the Manager shall designate from time to time and shall see that all orders and resolutions of the Manager are carried into effect. Subject to the foregoing, the President shall have the general powers and duties of management usually vested in the office of president of a corporation.

Without limiting the foregoing, the President shall (i) execute bonds, mortgages and other contracts requiring a seal, under the seal of the Company, except where required or permitted by law to be otherwise signed and executed, and except where the signing and execution thereof shall be expressly delegated by the Manager to some other officer or agent of the Company and (ii) be entitled to vote securities and other equity interests held by the Company.

(g) Duties and Powers of the Chief Operating Officer. Subject to the supervisory powers of the Chief Executive Officer, the Chief Operating Officer, if there is one, shall have supervision over the day-to-day operations and administration of the Company. The Chief Operating Officer shall perform such other duties and have such other powers as the Manager shall designate from time to time and shall see that all orders and resolutions of the Manager and all directions of the Chief Executive Officer are carried into effect. Subject to the foregoing, the Chief Operating Officer shall have the general powers and duties of management usually vested in the office of chief operating officer of a corporation.

(h) Duties and Powers of the Vice President(s). The Vice President, if there is one, or if there shall be more than one, the Vice Presidents in the order determined by a resolution of the Manager, shall perform such duties and have such powers as the Manager by resolution may from time to time prescribe.

(i) Duties and Powers of the Secretary. Subject to the supervisory powers of the Chief Executive Officer, and unless otherwise determined by the Manager, the Secretary shall attend all meetings of the Manager, if any, and all meetings of the Members, if any, and shall record all the proceedings of the meetings in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all validly called meetings of the Members and shall perform such other duties as may be prescribed by the Manager. The Secretary shall have custody of the seal, if any, and the Secretary shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature. The Manager may give general authority to any other officer to affix the seal of the Company, if any, and to attest the affixing by his or her signature.

The Secretary shall keep, or cause to be kept, at the principal executive office of the Company, a register, or a duplicate register, showing the names of all Members and their addresses, and the number and classes of Units held by each Member. The Secretary shall also keep all documents as may be required under the Act. The Secretary shall perform such other duties and have such other authority as may be prescribed elsewhere in this Agreement or from time to time by the Manager. Subject to the foregoing, the Secretary shall have the general duties, powers and responsibilities of a secretary of a corporation.

If the Manager chooses to appoint an Assistant Secretary or Assistant Secretaries, the Assistant Secretaries, in the order of their seniority, in the absence, disability or inability to act as the Secretary, shall perform the duties and exercise the powers of the Secretary, and shall perform such other duties as the Manager may from time to time prescribe.

(j) Duties and Powers of the Chief Financial Officer. Subject to the supervisory powers of the Chief Executive Officer, the Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, and capital. The books of account shall at all reasonable times be open to inspection by the Manager.

The Chief Financial Officer shall have the custody of the funds and securities of the Company, and shall keep or cause to be kept full and accurate accounts of receipts and disbursements in books belonging to the Company, and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Manager.

The Chief Financial Officer shall disburse the funds of the Company as may be ordered by the Manager or the Chief Executive Officer, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the Manager, when so requested by the Manager or the Chief Executive Officer, an account of all his or her transactions as Chief Financial Officer and of the financial condition of the Company.

The Chief Financial Officer shall perform such other duties and shall have such other responsibility and authority as may be prescribed elsewhere in this Agreement or from time to time by the Manager. In lieu of a separate appointment by the Manager, the Chief Financial Officer shall also be the Treasurer of the Company. Subject to the foregoing, the Chief Financial Officer shall have the general duties, powers and responsibilities of a chief financial officer of a corporation and shall be the chief financial and accounting officer of the Company.

If the Manager chooses to appoint an Assistant Chief Financial Officer or Assistant Chief Financial Officers, the Assistant Chief Financial Officers in the order of their seniority shall, in the absence, disability or inability to act of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer, and shall perform such other duties as the Manager shall from time to time prescribe.

(k) Signing Authority of Officers. Subject to any restrictions imposed by the Manager and unless the Manager specifically provides otherwise, the President, Chief Executive Officer or Chief Financial Officer, acting alone or any two officers acting together, are authorized to (i) endorse checks, drafts and other evidences of indebtedness made payable to the order of the Company, but only for the purpose of deposit into the Company’s accounts, and (ii) sign on behalf of the Company, all checks, drafts, and other instruments obligating the Company to pay money and all contracts, obligations and other documents.

ARTICLE IV
TAXES, ALLOCATIONS AND DISTRIBUTIONS

Section 4.1 Allocations and Tax Provisions.

The allocations of income, gains, losses and deductions, certain tax matters and related items shall be as set forth in Exhibit C attached hereto and made a part hereof.

Section 4.2 Distributions.

(a) Distributions. Distributions of cash or other assets of the Company other than Tax Distributions, if any, shall be made to the Members in such amounts and at such times as the Manager may determine from time to time in its sole judgment and discretion in the priorities specified in this Section 4.2(a). All Distributions shall be made:

(i) first, as Tax Distributions as provided under Section 4.2(b), and (ii) second, in accordance with Percentage Interests.

(ii) second, in accordance with Percentage Interests.

(b) Tax Distributions.

(i) To the extent that the Company has funds legally available that are not otherwise required by the Company in the operations or business of the Company or in reserves of the Company, as determined by the Manager acting in good faith, prior to making Distributions under Section 4.2(a)(i), the Company will distribute to each Member, prior to March 15 of each year, a tax distribution amount (“Tax Distributions”) as determined in Section 4.2 (b) below. All Tax Distributions will be made to the Members in accordance with their Percentage Interests.

(ii) The Tax Distribution to each Member equals the product of (A) the Member’s Percentage Interest and (B) an amount that, when added to all other Distributions made in the aggregate to all Members (or their predecessors in interest) with respect to the previous Fiscal Year, equals the estimated federal and state income tax liabilities applicable in the aggregate to such Members (or their predecessors in interest) (“Tax Distributions”) for the immediately preceding Fiscal Year as the result of its, his or her ownership of the Units. For this purpose, any increases in a Member’s share of income of the Partnership shall be disregarded to the extent that the income is specially allocated to the Member pursuant to Code Section 704(c). This computation of the Tax Distribution also will disregard any adjustments to tax basis resulting from adjustments under Code Section 743. Items adjusted in an audit of the Company shall be considered in computing the Tax Distribution.

(iii) The Tax Distribution for each Member shall be determined by the Manager, acting in good faith.

(iv) In computing the Tax Distribution, the Manager will conclusively assume that each Member is a domestic C corporation domiciled in the State of California and that all of the Member’s distributive share from the Company is California source. This computation shall conclusively assume that all of the Member’s distributive share from the Company is taxable in the federal and state tax brackets appropriate for the highest amounts of taxable income.

(v) The Manager shall consider any federal deduction for state taxes, to the extent available.

(vi) The Manager shall consider as reductions to taxable income for such previous Fiscal Year the cumulative excess of items of expense, deduction and loss over items of income and gain allocated to such Member (and predecessor owners of the Member’s Units) by the Company from prior periods, to the extent the Manager determines that this reduction is reasonable.

(vii) The Manager shall consider the various components of the Member’s distributive share from the Company as taxable at appropriate tax rates depending on character of income.

(viii) The Manager shall consider any effective tax rates that apply to capital gains, collectables, or other special rates of tax that depend on character of income.

(ix) The Manager additionally shall consider any minimum taxes, alternative minimum taxes, taxes on investment income, tax surcharges, special income taxes on high income taxpayers, special taxes imposed on income of a special character, and other similar taxes.

(x) The Manager shall apply tax rates and tax law applicable to the immediately previous Fiscal Year.

(xi) The Manager shall not consider Code Section 1061.

(xii) The Manager shall not consider any special tax characteristics personal to the Member such as net operating losses, carryover or capital losses, etc.

(xiii) Notwithstanding any of the foregoing, no Tax Distributions shall be made in violation of the Act.

(xiv) The Company will make Tax Distributions only to the extent that the Company has funds available for the Tax Distributions after considering the needs of the business of the Company for current operations and for reasonable reserves and any applicable restrictions on Distributions under law or under contract.

(xv) No Tax Distributions shall be made following the occurrence of an event resulting in a liquidation of the Company, or sale of all or substantially all of the assets of or Membership Interests in, the Company or in connection with a Liquidity Event in connection with the final liquidation of the Company.

(xvi) Each Member waives any action against the Company, against the Manager, and any member of the Manager disputing the calculation of the Tax Distribution or the decision to pay the Tax Distribution.

(xvii) The Tax Distribution shall be considered an advance or draw against other Distributions to the Members from the Company.

(c) The Company shall withhold taxes from Distributions to, and allocations among, the Members to the extent required by law. All amounts withheld hereunder shall be deemed to have been actually distributed to such Member for purposes hereof.

(i) The Company will withhold from Distributions (or on account of allocations to a Member or Assignee) those amounts required to be withheld under the Code, the laws of any state, or any other provision of law.

(ii) The Company will treat any withheld amounts as having been distributed to that Member or Assignee (with respect to whom the withholding was undertaken) under this Agreement.

(iii) The Company will remit any sums withheld under this provision to (and file the required forms with) the appropriate governmental agency.

(iv) A Member or Assignee will be limited to an action against the appropriate governmental agency for refund if the Member or Assignee makes any claim of over-withholding. This action is the Member or Assignee’s exclusive remedy on account of any claimed over-withholding.

(v) Each Member or Assignee waives any claim or right of action against the Company or anyone acting on behalf of the Company on account of withholding.

(vi) The Member or Assignee will contribute any excess to the Company (within ten (10) business days after notice from the Company) if the amounts required to be withheld exceed the amounts that otherwise would have been distributed to a Member or Assignee. This Section 4.2(c)(vi) applies regardless of whether the Member or Assignee disputes the withheld amounts.

(vii) The Company will consider any excess amounts determined under Section 4.2(c)(vi) that the Member or Assignee has failed to contribute to the Company, as a demand loan from the Company to that Member or Assignee.

(viii) This demand loan will bear interest at a rate equal to the lesser of (i) ten percent (10%) or (ii) the highest rate permitted by law, if lower.

(ix) The Company will compute interest on the basis of a computational year of 360 days comprised of 30-day months, using the “30/360 US” day count convention.

(x) The Company will compound interest annually on the anniversary of the loan.

(xi) The Member or Assignee who is treated as the borrower of this demand loan will repay this demand loan in full within ten (10) business days after demand by the Company.

(d) Other Rules.

(i) Provided such Distributions are made in accordance with applicable law, neither the Company nor the Manager will incur any liability for making Distributions in accordance with this Section 4.2.

(ii) In the event Units of a Member are permissibly Transferred during any Fiscal Year in full compliance with Article VII, (A) all Distributions on or before the date of such transfer shall be made to the transferring Member of record, and (B) all Distributions thereafter shall be made to the assignee of record; provided, however, that neither the Company nor the Manager or Member shall incur any liability for making Distributions in accordance with the foregoing, whether or not such Person has knowledge of any transfer or purported transfer of ownership of any Units.

(iii) No Distribution of assets shall be made to the Members if, after giving effect to the Distribution, the Company would not be able to pay its debts as they become due in the usual course of business. Each Member acknowledges that if such Member receives any Distribution from the Company in violation of the Act, the Member may be liable to the Company or its successors for the return of such Distributions.

ARTICLE V
ACCOUNTING AND RECORDS

Section 5.1 Accounting and Records.

The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods elected to be followed by the Company for federal income tax purposes or Generally Accepted Accounting Principles, as appropriate. The books and records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company’s business in accordance with the Act. All books and records of the Company shall be maintained at the Company’s principal executive offices.

Section 5.2 Access to Accounting and Other Records.

(a) Subject to such reasonable standards and conditions as imposed by the Manager, including but not limited to the entering into of a nondisclosure or similar agreement as deemed appropriate by the Company, upon request of any Member for purposes reasonably related to the interest of that Person as a Member, the Company shall promptly deliver or cause to be delivered to the requesting Member, at the expense of the Company, a copy of (i) a current list of the full name and last known address of each Member and the Capital Contributions and Units held of record by each Member; and (ii) the Company’s federal, state and local income tax returns and reports, if any, for each of its Fiscal Years.

(b) Subject to such reasonable standards and conditions as imposed by the Manager, including the entering into of a nondisclosure or similar agreement as deemed appropriate by the Company, each Member also has the right, upon reasonable request for purposes reasonably related to the interest of the Person as a Member, to inspect and copy during normal business hours (i) any of the Company records described in the foregoing Section 5.2(a); (ii) the Articles of Organization of the Company, any amendments thereto, and executed copies of any powers of attorney granted for the purpose of executing the such Articles or amendments; (iii) this Agreement and any amendments to this Agreement; (iv) financial statements of the Company, if any, for the five (5) most recent Fiscal Years; and (v) the written minutes of any meeting of the Members and any written consents of the Manager or the Members for actions taken without a meeting.

(c) The Company also shall promptly furnish to a Member a copy of any amendment to the Articles of Organization or this Agreement executed pursuant to a power of attorney from such Member.

(d) Any request by a Member for documents or request to inspect or copy documents under this Section 5.2 (i) may be made by that Member or that Member’s agent or attorney; and (ii) shall be made in writing and shall state the purpose of such demand.

(e) Notwithstanding any contrary provision of this Agreement, the Manager or officers of the Company designated by the Manager shall have the right to keep confidential from the Members, for such period of time as the Manager deems reasonable, any information which the Manager reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Manager in good faith believes is not in the best interest of the Company or could damage the Company or its business or which the Company is required by law or by agreement with a third party to keep confidential.

(f) No Person who is not the Manager or Member shall have any information or inspection rights.

Section 5.3 Annual and Tax Information; Financial Information.

(a) The Company shall deliver to each Member (i) within 90 days after the end of each Fiscal Year all information necessary for the preparation of such Member’s federal and state income tax or information returns, (ii) within 90 days after the end of each Fiscal Year an Annual Report containing a balance sheet as of the Fiscal Year end and an income statement and statement of changes in financial position for such year and (iii) within 30 days after the end of each Fiscal Quarter all information necessary for the preparation of such Member’s federal and state estimated income tax payments and (iv) for so long as the Company has 35 or fewer Members, a copy of the Company’s federal, state and local income tax or information returns within 90 days after the end of each Fiscal Year. Such Annual Report need not be audited by an independent public accounting firm at the discretion of the Manager.

ARTICLE VI
INDEMNIFICATION

Section 6.1 Indemnification.

(a) To the fullest extent permitted by the Act and other applicable law, the Company will indemnify, hold harmless and defend the Manager and officers of the Company, the Partnership Representative, the Designated Individual, the Tax Matters Partner, and each equityholder, officer, employee, or agent of the Manager or officer of the Company (each, an “Indemnitee”) from and against any and all losses, claims, damages, liabilities, whether joint or several, expenses (including legal fees and expenses), judgments, fines and other amounts paid in settlement (collectively, “Indemnified Losses”), incurred or suffered by such Indemnitee, as a party or otherwise, in connection with any threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, arising out of or in connection with the business or the operation of the Company, or by reason of the Indemnitee’s status as the Manager or officer of the Company or any of its subsidiaries, regardless of whether the Indemnitee retains such status at the time any such Indemnified Loss is paid or incurred, unless the Indemnified Losses were the result of fraud, intentional misconduct, or a willful and knowing violation of law by such Indemnitee.

(b) Subject to Section 17701.10(g) of the Act, (i) no Indemnitee shall be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, intentional misconduct, or a willful and knowing violation of law by such Indemnitee and (ii) no Indemnitee shall be liable to the Company or to any Member for any actions taken in good faith in a manner such Indemnitee reasonably believes to be in the best interests of the Company. An Indemnitee shall be deemed to have acted in good faith and without negligence with regard to any action or inaction that is taken in accordance with the advice or opinion of an attorney, accountant or other expert advisor so long as such advisor was selected with reasonable care and the Indemnitee made a good faith effort to inform such advisor of all the facts pertinent to such advice or opinion. An Indemnitee’s reliance upon the truth and accuracy of any written statement, representation or warranty of a Member shall be deemed to have been reasonable and in good faith absent such Indemnitee’s actual knowledge that such statement, representation or warranty was not, in fact, true and accurate.

(c) To the fullest extent permitted by law, expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 6.1 will, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount unless it is determined that such Indemnitee is entitled to be indemnified therefor pursuant to this Section 6.1.

(d) The indemnification provided by this Section 6.1 will be in addition to any other rights to which any Indemnitee may be entitled under this Agreement, any other agreement, as a matter of law or otherwise, and will inure to the benefit of the heirs, legal representatives, successors, assigns and administrators of the Indemnitee.

Section 6.2 Procedures; Survival.

(a) If an Indemnitee wishes to make a claim under Section 6.1, the Indemnitee should notify the Company in writing within five (5) days after receiving notice of the commencement of any action that may result in a right to be indemnified under Section 6.1; provided, however, that the failure to notify the Company will not relieve the Company of any liability for indemnification pursuant to Section 6.1 (except to the extent that the failure to give notice has prejudiced the Company).

(b) An Indemnitee will have the right to employ separate legal counsel in any action pursuant to Section 6.1 and to participate in the defense of the action. The fees and expenses of such legal counsel will be at the expense of the Indemnitee unless (i) the Company has agreed in writing to pay such fees and expenses, (ii) the Company has failed to assume the defense of the action without reservation and employ counsel within a reasonable period of time after being given the notice required above, or (iii) the named parties to any such action (including any impleaded parties) include both the Indemnitee and the Company and the Indemnitee has been advised by its legal counsel that representation of the Indemnitee and the Company by the same counsel would be inappropriate under applicable standards of professional conduct because of actual or potential differing interests between them. It is understood, however, that the Company will, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys at any time for all such Indemnitees having actual or potential differing interests with the Company.

(c) The Company will not be liable for any settlement of any action agreed to without the Company’s written consent, such consent not to be unreasonably withheld.

(d) The indemnification obligations set forth in this Article VI will survive the termination of this Agreement.

ARTICLE VII
TRANSFERS OF UNITS; LIMITATIONS

Section 7.1 Transfer or Assignment of Units.

No Member shall be entitled to assign, convey, sell, encumber or in any manner alienate or otherwise Transfer all or part of such Member’s Units in the Company or any other rights or obligations or interests of such Member as a Member except with the express written consent of the Manager and in strict compliance with each and all of the other Sections of this Article VII.

Section 7.2 Conditions to Transfer by Member.

Without limiting any other provisions or restrictions or conditions of this Article VII and in addition thereto, a Transfer of Units or any other rights or obligations or interests of a Member proposed to be effected in accordance with this Article VII may not be effected unless each and all of the following requirements and conditions precedent are satisfied:

(a) Units Only. Members may Transfer entire Units only. No rights or obligations or interests of a Member of any kind shall be severable from the Units at any time or under any circumstances. Members therefore shall have no right to and shall not Transfer or purport to Transfer any rights or obligations or interests as a Member separate from the Units.

(b) Required Documents. The following are delivered to the Company:

(i) Notice of Intent to Transfer. At a reasonable time prior to the consummation of the Transfer, written notice by the Member of the intent to make a Transfer of Units, together with a detailed statement of the circumstances surrounding the proposed Transfer which is sufficient to enable the Company and the Manager to determine whether such Transfer is permissible hereunder, and what opinions of counsel, certificates or documents, if any, may be needed to complete such Transfer in compliance with Section 7.2(c);

(ii) Agreement to be Bound. An instrument pursuant to which the proposed assignee agrees to all of the terms and conditions of, and to be bound by, this Agreement, and to assume all of the obligations with respect to the Units proposed to be transferred of the transferring Member and to be subject to all the restrictions and obligations to which the transferring Member is subject under the terms of this Agreement; and

(iii) Additional Documents. Such additional instruments, documents and certificates as shall be requested by the Company (including opinions of counsel to any transferor satisfactory to the Company with respect to any of the matters set forth in Section 7.2(c)).

(c) Restrictions. Such Transfer would not:

(i) Securities Laws. Result in the violation of the Securities Act of 1933, as amended, or any regulation issued pursuant thereto, or any state securities laws or regulations, or any other applicable federal or state laws or order of any court having jurisdiction over the Company;

(ii) Events of Default. Be a violation of or an event of default under, or give rise to a right to accelerate any indebtedness described in, any note, mortgage, loan agreement or similar instrument or document to which the Company is a party unless such violation or event of default shall be waived by the parties thereto;

(iii) Not Legally Competent. Be a Transfer to an individual who is not legally competent or who has not achieved his or her majority under the laws of the State of California (excluding trusts for the benefit of minors as otherwise permitted in Section 7.3);

(iv) Tax Status of Company. Cause a material risk, in the opinion of independent reputable tax counsel (whose fees and disbursements shall be paid by the assignee), which counsel has been reasonably approved by the Manager of the Company, that the classification of the Company as a partnership for purposes of the Code could be adversely affected;

(v) Restriction on Number of Partners.. Notwithstanding anything in this Agreement to the contrary, no Disposition of a Member's Membership Interest or any portion thereof shall cause the Company to have more than 95 partners at any time during the taxable year of the Company. Any Disposition that would cause the Company to have more than 95 partners at any time will be void ab initial and of no force or effect whatsoever, nor shall this Disposition cause the transferee to have any interest in the Company, whether legal or equitable. This Section 7.2 (c)(v) is intended to permit the Company to qualify under the private placement safe harbor of Treasury Regulations Section 1.7704-1 and shall be interpreted in accordance with this safe harbor.

(d) Costs. If requested by the Manager, the transferring Member or assignee shall pay to the Company any and all costs incurred and to be incurred by the Company in connection with or as a result of such Transfer, to the extent such costs would not have been incurred by the Company if such Transfer had not been proposed or made.

Section 7.3 Permitted Transfers.

Notwithstanding the limitations in Section 7.1, subject to full compliance with and subject to the limitations contained in Section 7.2, including to the requirement for an agreement to be bound, and, subject to the provisions of any other agreement between the Member and the Company:

(a) A Member shall be permitted to Transfer all or any part of its or his or her Units without further consent hereunder only to (i) to any Affiliate of such Member; (ii) to the spouse of said Member; (iii) to any revocable trust established solely for the benefit of such Member or his or her parents, spouse or issue; or (iv) upon the death of such Member, to his or her estate or issue or devisees (each a “Permitted Assignee” and each Transfer permitted under this Section 7.3(a), a “Permitted Transfer”).

(b) A Member shall be permitted to Transfer Units in accordance with such Member’s Exchange Agreement.

(c) If the consideration to be paid for the Units is in whole or in part in property, services or other non-cash consideration, the Fair Market Value of such consideration shall be determined in good faith by the Manager. If the Company or any Member cannot for any reason pay for the Units in the same form of non-cash consideration, the Company or such Member may instead pay the Fair Market Value (as determined pursuant to the preceding sentence) therefor.

Section 7.4 Repurchase of Class B Units

The terms governing the repurchase of Class B Units (for example, in the event of termination of employment), shall be contained in each agreement by which such Class B Member receives their Class B Units.

Section 7.5 Unauthorized Transfers Void.

Any Transfer or purported Transfer in violation of the provisions of this Article VII shall be null and void ab initio and shall constitute a material breach of this Agreement. In the event of any Transfer or purported Transfer of any Units in violation of this Agreement, without limiting any other rights or remedies of the Company or the other Members, the assignee or purported assignee shall have no right to participate in the management of the business and affairs of the Company or to become a Member, or to receive any Distributions of any kind or to receive any part of the share of profits or other compensation by way of income and the return of contributions, or any allocation of income, gain, loss, deduction, credit or other items to which the owner of such Units would otherwise be entitled.

Section 7.6 Change of Control.

In connection with a Change of Control (as defined in the Exchange Agreement), the provisions of Section 2.4(a) of the Exchange Agreement shall apply and the provisions of Section 2.4(a) of the Exchange Agreement are incorporated in this Agreement as if they were expressly set forth in this Agreement.

ARTICLE VIII
ADMISSION OF ADDITIONAL MEMBERS

Section 8.1 Admission of Additional Members.

Upon approval by the Manager, the Company may (a) admit, from time to time, Additional Members; (b) determine the Capital Contributions required from Additional Members; and (c) issue such Units representing the Membership Interests of such Additional Members on such terms and conditions as the Manager deems necessary or advisable.

Section 8.2 Procedure for Admission.

No Person will be admitted as an Additional Member until such Person (i) executes and acknowledges such instruments, in form and substance satisfactory to the Manager, as the Manager deems necessary or advisable to effect such admission and to confirm the agreement of the Person being admitted to be bound by the terms and provisions of this Agreement; and (ii) makes such Capital Contribution as determined by the Manager. The Company shall reflect the admission of such Additional Member in the records of the Company as soon as possible after satisfaction of the conditions set forth in this Agreement. Exhibit B shall be deemed to be amended to reflect the admission of the Additional Member upon such admission; and each of the Members then of record hereby consents to such amendment to the extent required by law or this Agreement.

ARTICLE IX
TERMINATION, DISSOLUTION AND
LIQUIDATION OF THE COMPANY

Section 9.1 Events Causing Dissolution.

The Company will be dissolved only upon the occurrence of any of the following events (each, a “Dissolution Event”):

(a) Permanent cessation of the Company’s business;

(b) (i) The consent of the Manager and (ii) the affirmative Majority Vote; or

(c) The final decree of a court of competent jurisdiction that such dissolution is required under applicable law.

Section 9.2 Liquidation and Winding Up.

Upon the occurrence of a Dissolution Event, the Company will be liquidated and the Manager who has not wrongfully dissolved the Company will wind up the affairs of the Company provided, (i) if there is no such Manager, the Members will wind up the affairs of the Company, and (ii) if there is a Person designated by a decree of court to wind up the affairs, then notwithstanding any other provision of this Section 9.2, such Person will wind up the affairs of the Company. In such case, the Manager (or such Members or such other Person designated by a decree of court) shall have the authority, in its sole and absolute discretion, to sell the Company’s assets and properties or distribute them in kind. The Manager or other Person winding up the affairs of the Company will promptly proceed to the liquidation of the Company. In a Dissolution Event, the assets and property of the Company will be distributed in the following order of priority:

(a) To the payment of all debts and liabilities of the Company in the order of priority as provided by law (other than outstanding loans from a Member the Manager);

(b) To the establishment of any reserves deemed necessary by the Manager, or the Person winding up the affairs of the Company, for any contingent liabilities or obligations of the Company (including those of the Person serving as the liquidator), which reserves when they become unnecessary shall be distributed in accordance with the provisions of Section 9.2(d);

(c) To the repayment of any outstanding loans from a Member or the Manager to the Company; and

(d) The balance, if any, to the Members in accordance with Sections 4.2(a)(ii).

Upon liquidation of the Company, no Member shall be required to contribute any amount to the Company solely because of a deficit or negative balance in the Capital Account of such Member. Any deficit or negative balance shall not be considered an asset of the Company for any purpose.

Section 9.3 Limitations on Payments Made in Dissolution.

Except as otherwise provided in this Agreement, each Member shall be entitled to look solely to the assets and properties of the Company for return of the Member’s Capital Contribution and returns thereon, and, if such assets and properties are insufficient to return such Member’s Capital Contributions or returns thereon, the Member shall have no recourse against the Manager, other Members or officers of the Company.

ARTICLE X
MISCELLANEOUS

Section 10.1 Complete Agreement.

This Agreement and the Class B Unit Purchase Agreements of the Members including the Exhibits and ancillary documents hereto and thereto, the Articles of Organization and the Exchange Agreements and the Earn Out Provisions of the Master Transaction Agreement constitute the complete and exclusive statement of agreement among the Members with respect to the subject matter hereof. This Agreement, including the Exhibits and ancillary documents hereto, and the Articles of Organization replace and supersede all prior agreements by and among the Members or any of them in respect of the Company with respect to the subject matter hereof. This Agreement, including the Exhibits and ancillary documents hereto, and the Articles of Organization supersede all prior written and oral statements; and no representation, statement, condition or warranty not contained in this Agreement, including the Exhibits and ancillary documents hereto, or the Articles of Organization will be binding on the Members or the Company or have any force or effect whatsoever with respect to the subject matter hereof. Any conflict between the Exchange Agreements and this Agreement shall be controlled by the applicable Exchange Agreement.

Section 10.2 Governing Law.

This Agreement and the rights of the parties hereunder will be governed by, interpreted, and enforced in accordance with the laws of the State of California, without reference to conflicts of law principles.

Section 10.3 No Assignment; Binding Effect.

This Agreement may not be transferred or assigned by any party hereto other than (a) in the case of a Member, in full compliance with Article VII as an integrated part of a permissible Transfer of any or all of the Units of such Member; and (b) in the case of the Company, in connection with the transfer or assignment of all or substantially all of the assets of the Company. Any purported assignment, sale, Transfer, delegation or other disposition, except as expressly permitted herein, will be null and void and shall constitute a material breach of this Agreement. Subject to the foregoing restrictions and Article VII, this Agreement will be binding upon and inure to the benefit of the Members and their respective spouses, heirs, devisees, representatives, successors and assigns.

Section 10.4 Severability.

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future laws applicable to the Company effective during the term of this Agreement, such provision will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

Section 10.5 No Partition.

The parties acknowledge that the assets and properties of the Company are not and will not be suitable for partition. Thus, each Member (on behalf of such Member and his, her or its successors and assigns) hereby irrevocably waives any and all rights that such Member may have to maintain any action for partition of such assets and properties.

Section 10.6 Multiple Counterparts.

This Agreement may be executed by written signature or electronically and delivered in multiple counterparts, including facsimile, PDF, or other electronic counterparts, each of which shall be an original, but all of which together shall constitute one instrument. A party may deliver this Agreement by transmitting a facsimile, PDF, or other electronic counterpart copy of the signed signature page to the other parties.

Section 10.7 Additional Documents and Acts.

Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby at any time.

Section 10.8 No Employment Rights.

Nothing in this Agreement shall confer upon any Person any right to be employed or to continue employment by the Company or any affiliated entity, or interfere in any manner with any right of the Company or affiliated entity to terminate such employment at any time.

Section 10.9 Amendments.

All amendments and modifications to this Agreement must be in writing and shall be approved (i) by the Manager, and (ii) by the affirmative Majority Vote; provided, however, that no approval shall be needed for an amendment of Exhibit B in connection with the admission of Additional Members in accordance with this Agreement or the issuance of additional Units to certain Members in accordance with this Agreement and the Transaction Agreement. In addition to the foregoing, the Company may not amend or modify this Agreement in any way that alters or changes the rights, preferences or privileges in a manner that would be prejudicial and disproportionate with respect to any class of Members without the written approval of the majority of such class of Members.

Section 10.10 No Waiver.

No delay, failure or waiver by any party to exercise any right or remedy under this Agreement, and no partial or single exercise of any such right or remedy, will operate to limit, preclude, cancel, waive or otherwise affect such right or remedy, nor will any single or partial exercise of such right or remedy limit, preclude, impair or waive any further exercise of such right or remedy or the exercise of any other right or remedy.

Section 10.11 Representations and Warranties; Reliance.

(a) Each party represents and warrants that such party has the full right, power, legal capacity and authority to enter into and execute this Agreement and to discharge all of his or her or its obligations hereunder, and that such party does not have any outstanding obligation and is not a party to any outstanding agreement which obligation or agreement is inconsistent with this Agreement. This Agreement has been duly executed and delivered by such party after all legally required approvals, and constitutes its or his or her valid and legally binding agreement and obligation and is enforceable in accordance with its terms.

(b) Without limiting the foregoing, in the event that a Member is not a natural person, neither the Company nor any Member will (i) be required to determine the authority of the individual signing this Agreement to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstance bearing upon the existence of the authority of such individual or (ii) be required to see to the application or distribution of proceeds paid or credited to individuals signing this Agreement on behalf of such entity.

Section 10.12 Notices.

Except as otherwise provided in this Agreement regarding notices by electronic mail or other electronic means to Members and the Manager and regarding Member proxies, all notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be delivered (a) by personal delivery, (b) by a nationally recognized overnight courier service, (c) by facsimile if the writing is legible and sent from a facsimile machine providing written confirmation of receipt, (d) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (e) by deposit in the United States Postal Service as registered or certified US Mail, postage and charges prepaid, return receipt requested, to the Company at its principal executive office and to any Member at the address then shown as the current address of such Member on the books and records of the Company. Any such notice shall be deemed to have been given on the date so delivered, if delivered personally or by overnight air courier service; or if by facsimile, on the first day following the transmission of such facsimile; or if mailed, five (5) calendar days after mailing. Any party may by written notice to the other parties specify a different address or facsimile number for notice purposes by sending notice thereof in the foregoing manner.

Section 10.13 Dispute Resolution; Arbitration.

(a) Any controversy, claim or dispute arising out of or related to this Agreement or the interpretation, performance, or breach hereof, including alleged violations of state or federal statutory or common law rights or duties, all tort claims and all claims for punitive damages (a “Dispute”), shall be resolved solely according to the procedures set forth in this Section 10.13 .

(b) The parties shall attempt, whenever possible, to discuss and resolve any Disputes on an informal basis, in order to avoid the expense and delay associated with arbitration. A party invoking these dispute resolution procedures shall deliver a notice to the other parties (a “Dispute Notice”) of the claims it intends to bring and the relief sought, including sufficient details regarding the factual, contractual or other legal bases for the party’s claim as reasonably required to enable the parties receiving the Dispute Notice to evaluate the claim and respond thereto. No arbitrator shall have authority to consider or resolve any Dispute that is not first the subject of a Dispute Notice and subject to informal dispute resolution pursuant to this Section 10.13 .

(c) If the parties are unable to resolve one or more Disputes informally, any party to the Dispute may initiate a binding arbitration proceeding for the final resolution of such remaining Dispute(s). A party shall initiate arbitration by delivering a notice to the other parties to such Dispute(s) (an “Arbitration Notice”) describing the Dispute(s) to be arbitrated. Within twenty (20) days of receiving an Arbitration Notice, the receiving party may deliver its own Arbitration Notice, specifying additional Disputes to be submitted to arbitration. If more than one Dispute is to be arbitrated, the subject matters of the various Disputes need not be related to each other.

(d) The arbitration, which shall take place in Los Angeles County, State of California, shall be administered by the Los Angeles, California office of the American Arbitration Association (“AAA”), or any successor hereof, in accordance with the AAA Rules, except as otherwise provided herein. The arbitration shall be held before and decided by a single neutral arbitrator (the “Arbitrator”). The arbitrator shall be a member of the AAA Large and Complex Case Panel selected in accordance with the AAA Rules. The arbitration decision shall be binding and final upon the parties thereto, and judgment on any award rendered by the Arbitrator may be entered in any court having jurisdiction thereof.

(e) Notwithstanding any contrary provision of this Section 10.13 , any party may seek emergency or temporary injunctive remedies exclusively in any federal or state court located within Los Angeles County, State of California, in aid of its claims for relief in the arbitration notwithstanding this agreement to arbitrate; provided, however, that such action shall not be deemed a waiver of the right to arbitrate the merits of the dispute. Each party hereto irrevocably submits to the exclusive jurisdiction and venue of any such court in any such action or proceeding.

(f) In any judicial or arbitration proceeding hereunder, the prevailing party shall be entitled to receive its reasonable attorneys’ fees and costs incurred in connection with such proceeding in addition to its judgment. The arbitrator’s remedies shall be limited to those which could be granted by a court of competent jurisdiction hearing the same dispute.

Section 10.14 Specific Performance.

Because of the unique character of the Membership Interests and the Units, the Members and the Company will be irreparably damaged if this Agreement is not specifically enforced. If any dispute arises concerning the Transfer of any Units, or any portion thereof, an injunction may be issued restraining any purported Transfer pending the determination of such controversy. If any dispute arises concerning the right or obligation to purchase or sell any such Units, or any portion thereof, such right or obligation will be enforceable in a court of equity by a decree of specific performance. Such remedy may, however, be cumulative and not exclusive, and will be in addition to any other remedy which the Members or the Company may have.

Section 10.15 No Third Party Beneficiary.

This Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and permitted assigns, and no other Person will have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

Section 10.16 Cumulative Remedies.

The rights and remedies of any party as set forth in this Agreement are not exclusive and are in addition to any other rights and remedies now or hereafter provided by law or at equity, subject to the Dispute Resolution and Arbitration provisions of Section 10.13 .

Section 10.17 Exhibits.

All Exhibits attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

Section 10.18 Interpretation.

The titles and section headings set forth in this Agreement are for convenience only and shall not be considered as part of agreement of the parties. No provision of this Agreement shall be interpreted or construed against any party because such party or its counsel was the drafter thereof. Unless the context clearly requires otherwise:(i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (ii) the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (iii) the use of the word “includes” and “including” in this Agreement shall be by way of example rather than by limitation; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof; (v) the use of the words “or,” “either” and “any” shall not be exclusive; (vi) all references in this Agreement to designated “Sections” and other subdivisions, or to designated “Exhibits” or “Schedules”, are to the designated Sections and other subdivisions of, or the designated Exhibits or Schedules to, this Agreement; (vii) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision hereof;.

Section 10.19 Survival.

It is the express intention and agreement of the Company and the Members that all covenants, agreements, statement, representations, warranties and indemnities made in this Agreement will survive the execution and delivery of this Agreement and the Units and, where appropriate to facilitate the intent of this Agreement, the dissolution, liquidation and winding up of the Company.

Section 10.20 Confidentiality.

Each Member agrees that it will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 10.20 by such Member), (b) is or has been independently developed or conceived by the Member without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Member by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Member may disclose confidential information: (i) to its attorneys, accountants, consultants, and other professionals and advisors to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Units from such Member, if such prospective purchaser agrees to be bound by confidentiality restrictions no less protective of the confidential information than those contained in this Section 10.20 ; (iii) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Member in the ordinary course of business, provided, however, that such Person described in the foregoing clauses (i), (ii) or (iii) (A) is not, in the reasonable judgment of the Manager, a competitor of the Company or an officer, employee, or director of, or holder of more than ten percent (10%) of the equity securities of, a competitor of the Company, unless such Person is a bona fide prospective purchaser of Units from a Member, and (B) is informed by the Member that such information is confidential and such Person agrees to be bound by the confidentiality provisions of this section or comparable restrictions to maintain the confidentiality of such information; (iv) to any governmental agency pursuant to a subpoena or order and as reasonably necessary or required during the course of any tax audit, dispute or controversy, or (v) as may otherwise be required by law, provided, however, that the Member promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

Section 10.21 No Recourse.

Notwithstanding anything that may be expressed or implied in this Agreement, each of the Company and the Members covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future manager, officer, employee, general or limited partner or equity holder of any Member or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Member or any current or future member of any Member or any current or future manager, officer, employee, partner or member of any Member or of any Affiliate or assignee thereof, as such for any obligation of any Member under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

* * *

[Signature Pages to Follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first hereinabove set forth.

COMPANY:
AY DEE KAY, LLC,
a California limited liability company

By:	/s/ Donald McClymont
Donald McClymont
Chief Executive Officer

MEMBERS:
Thunder Bridge II Surviving Pubco, Inc.,		/s/ Donald McClymont
a Delaware corporation (which will change		Donald McClymont
its name to indie Semiconductor, Inc.)

By:	/s/ Gary Simanson	/s/ Ichiro Aoki
	Gary Simanson	Ichiro Aoki
Chief Executive Officer

/s/ Scott Kee
Scott Kee

/s/ David Kang
David Kang

Bison Capital Partners IV, L.P..
By:	Bison Capital Partners IV GP, L.P., its General Partner
	By:	Bison Capital Partners GP LLC,
its General Partner

	By:	/s/ Peter Macdonald
	Name:	Peter Macdonald
	Title:	Managing Member

EXHIBIT A

DEFINITIONS

As used in this Agreement, the following terms will have the following meanings:

“Act” has the meaning provided in Section 1.3.

“Additional Member” means a Member who has acquired Units from the Company and who has been admitted as a Member pursuant to Article VIII.

“Adjusted Capital Account” means, with respect to any Member, such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:(i) credit to such Capital Account any amounts which such Member is obligated or treated as obligated to restore with respect to any deficit balance in such Capital Account pursuant to Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations, or is deemed to be obligated to restore with respect to any deficit balance pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations; and (ii) debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and will be interpreted consistently therewith.

“ADK Principal Owners” means the Class A Members listed on Exhibit B-1.

“Affiliate” or “Affiliated” shall mean any corporation, firm or other entity that is directly or indirectly controlling, controlled by, or under common control with a party hereto; provided, however, that the Company shall not be deemed to be an Affiliate of any of the Members or any of their respective Affiliates, and no Member or any of its Affiliates shall be deemed to be an Affiliate of the Company. For the purpose of this definition, “control” shall mean the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Seventh Amended and Restated Operating Agreement and any amendments hereto.

“Articles of Organization” has the meaning set forth in Section 1.2.

“Bankruptcy” means with respect to any Person, (i) the inability of such Person generally to pay its debts as such debts become due, or an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; the filing of any petition or answer by such Person seeking to adjudicate it a bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property; or corporate action taken by such Person to authorize any of the actions set forth above; or (ii) without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency, or similar statute, law, or regulation, or the filing of any such petition against such Person which petition shall not be dismissed or stayed within sixty(60) days, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person which order shall not be dismissed or stayed within sixty (60) days.

“Capital Account” means the capital account established on behalf of each Member on the books of the Company. The Capital Account shall be computed and maintained strictly in accordance with the capital account maintenance rules of Treasury Regulations Section 1.704-1(b)(2)(iv). The Manager shall have the absolute discretion to elect for the Company to revalue assets and to redetermine Capital Accounts to the extent and as permitted under Treasury Regulations Section 1.704-1(b)(2)(iv)(f). In the case of a revaluation of assets, the Manager will revalue assets in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and Treasury Regulations Section 1.704-1(b)(2)(iv)(h). Upon the Transfer of a Membership Interest in accordance with this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent provided in the rules of Treasury Regulations Section 1.704-1(b)(2)(iv)(l).

“Capital Contribution” means any contribution to the capital of the Company in cash or other assets or property by a Member.

“Class A Members” mean those Members that hold Class A Units of the Company.

“Class B Members” mean those Members that hold Class B Units of the Company.

“Class B Unit Purchase Agreements” mean those certain agreements between the Company and the Class B Members governing the award, terms and conditions of the Class B Units granted to such Class B Members.

“Code” means the Internal Revenue Code of 1986 as amended, or corresponding provisions of subsequent superseding federal revenue laws.

“Company” means Ay Dee Kay, LLC, a California limited liability company.

“Company Minimum Gain” means “partnership minimum gain” set forth in Section 1.704-2(b)(2) of the Treasury Regulations.

“Dissolution Event” shall have the meaning set forth in Section 9.1.

“Distribution” means each distribution made by the Company to a Member, whether in cash, property or securities of the Company and whether by liquidating distribution, redemption, repurchase or otherwise; provided, however, that none of the following shall be a Distribution: any recapitalization, exchange or conversion of Units, and any subdivision (by unit split or otherwise) or any combination (by reverse unit split or otherwise) of any outstanding Units that does not involve (i) a distribution of cash, or (ii) a direct or indirect change in the ownership of the fully diluted equity of the Company.

“Earn Out Event” shall mean the achievement by the Surviving Pubco of the trading levels resulting in an issuance of additional Surviving Pubco shares to Legacy Members under Section 2.5 of the Master Transaction Agreement.

“Earn Out Provisions” means those provisions in the Master Transaction Agreement whereby certain equity holders of the Company will have a contingent right to receive up to an additional 10,000,000 shares of Class A common stock of Surviving Pubco after the Closing based on the achievement of certain stock price performance thresholds of the Company.

“Equity Financing Transaction” has the meaning set forth in Section 3.4(d)(i).

“Exchange Agreements” means those certain Exchange Agreements by and between Surviving Pubco, each ADK Principal Owners and each ADK Non-Contributing Service Providers, dated as of the date hereof, pursuant to which the ADK Principal Owners and the ADK Non-Contributing Service Providers shall have the right to exchange their Class A Units and Class B Units, respectively, for stock in Surviving Pubco, pursuant to the terms and conditions set forth therein.

“Fair Market Value” means, except as otherwise specifically provided herein, with respect to any property, services or other non-cash asset, the fair market value thereof determined in accordance with Treasury Regulations Section 1.704-1(b)(2)(h). This provision will be applied by the Manager in accordance with these regulations.

“Fiscal Year” means the Company’s fiscal year. The Company’s fiscal year and taxable year will be the Fiscal Year, unless otherwise required by the Code or Treasury Regulations, as reasonably determined by the Manager.

“Indemnified Losses” has the meaning set forth in Section 6.1.

“Indemnitee” has the meaning set forth in Section 6.1.

“Legacy Members” shall mean those members listed as Legacy Members on Exhibit D.

“Majority Vote” means the affirmative vote or consent of (1) the Class A Members of record owning more than Fifty Percent (50%) of the Class A Units and (2) the ADK Principal Owners owning more than Fifty Percent (50%) of the Class A Units owned by the ADK Principal Owners.

“Manager” means Surviving Pubco.

“Master Transactions Agreement” means that certain Master Transactions Agreement by and among Thunder Bridge II Surviving Pubco. Inc., the Thunder Bridge Surviving Pubco., Inc. Merger Subs described therein, Thunder Bridge Acquisition II, Ltd., Ay Dee Kay LLC, d/b/a indie Semiconductor, each ADK Blocker, ADK Service Provider HoldCo, LLC and Donald Mc, as the Company Securityholder Representative, dated as of December 14, 2020.

“Member” or “Members” means the Members of the Company listed on Exhibit B, including any other Members subsequently admitted as members in accordance with this Agreement and the Act.

“Member Nonrecourse Debt” means “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” means “partner nonrecourse deductions” in Treasury Regulations Section 1.704-2(i)(2).

“Membership Interest” means the entire ownership interest of a Member in the Company at any particular time, including all economic rights and voting rights of the Member in the Company, the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement and under law, and the obligations of such Member to comply with all of the terms and provisions set forth in this Agreement and under applicable law, all of which Membership Interest is represented and evidenced by Units.

“Minimum Gain Attributable to Member Nonrecourse Debt” means “partner nonrecourse debt minimum gain” as determined in accordance with Treasury Regulations Section 1.704-2(i)(2).

“Nonrecourse Deductions” has the meaning set forth under Sections 1.704-2(b)(1) and (c) of the Treasury Regulations.

“Nonrecourse Liabilities” has the meaning set forth under Section 1.704-2(b)(3) of the Treasury Regulations.

“Partnership Representative” means the “partnership representative” of the Company as that term is used in Code Section 6223.

“Percentage Interest” shall mean the percentage (rounded to the nearest 0.1%) determined for each Member equal to the number of Units held by the Member divided by the number of Units held by all Members. The Percentage Interest of each Member as of the date of this Agreement is set forth beside the Member’s name on Exhibit B in the column “Percentage Interest”. The current Percentage Interest held by each Member, as determined and recomputed by the Manager, shall be computed by the Manager and set forth in the books and records of the Company. In all events, the sum of all Percentage Interests shall total 100%. The Manager from time to time shall amend Exhibit B to show the current Percentage Interests held by the Members.

“Permitted Assignee” shall have the meaning provided in Section 7.3.

“Permitted Transfer” shall have the meaning provided in Section 7.3.

“Person” means any individual, limited liability company, corporation, partnership, trust or other entity.

“Profits” and “Losses” shall mean, for each Fiscal Year or other period, the net “book” income or loss of the Company (including revaluation surplus and revaluation loss on a permitted revaluation of partnership assets), computed by excluding all items specially allocated under Paragraph C or Paragraph D of Exhibit “D”. In this regard, the term “book” is used in the sense in which that term is used in Treasury Regulations Section 1.704-1(b)(2)(iv).

“Tax Items” has the meaning set forth in Section D(1) of Exhibit C.

“Tax Matters Member” means the “tax matters partner” as defined in Section 6231(a)(7) of the Code.

“Term” has the meaning provided in Section 1.6.

“Transfer” means the sale, assignment, transfer, mortgage, pledge, hypothecation, encumbrance, exchange or other disposition of any Units of the Company, directly or indirectly, whether or not for value, and whether voluntarily, by operation of law or otherwise, and “Transferred” has the correlative meaning.

“Treasury Regulations” means the temporary and final regulations issued by the U.S. Treasury Department under the Code, as amended or superseded from time to time.

“Unit” means a unit representing and evidencing a fractional part of the respective Membership Interest of each Member in the Company, pursuant to Section 2.3.

EXHIBIT B

MEMBERS, CONTRIBUTIONS, AND UNITS

Listed on the books and records of the Company

B-1

EXHIBIT B-1

ADK PRINCIPAL OWNER (CLASS A MEMBERS)

 Listed on the books and records of the Company

B-1-1

EXHIBIT B-2

CLASS B MEMBERS

(As of the Effective Date)

Listed on the books and records of the Company

B-2-1

EXHIBIT C
TAXES; ALLOCATIONS; RELATED MATTERS

A Profits and Losses Generally.

All Profits and Losses of the Company shall be allocated in accordance with “partners’ interests in the partnership” as defined in Treasury Regulations Section 1.704-1(b)(3) and as required by Treasury Regulations Section 1.704-1. The Profits and Losses of the Company (and, at the discretion of the Manager, individual items of Profit and Loss) shall be allocated annually (and at such other times as the tax law may require). Subject to the first sentence of this paragraph, allocations of Profits and Losses Company (and, at the discretion of the Manager, individual items of Profit and Loss) will be made to the Members in such manner that the Adjusted Capital Account balance of each Member, to the greatest extent possible, after this allocation (and recognition of any partner minimum gain or partnership minimum gain) shall be equal to the amount, positive or negative, that would be distributed to such Member (in the case of a positive amount) or for which such Member would be liable to the Company under this Agreement (in the case of a negative amount), if (a) the Company were to sell the assets of the Company for their Adjusted Asset Values, (b) all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Adjusted Asset Values of the assets securing such liability), (c) the Company were to distribute the proceeds of sale pursuant to Section 4.2(a)(ii) and (d) the Company were to dissolve pursuant to Article IX.

A. [Intentionally Omitted.]

B. Regulatory Allocations and Other Allocation Rules.

Notwithstanding the foregoing, the following special allocations will be made as follows, and, as appropriate, in the following order:

(1) Company Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain for any Fiscal Year (except as a result of conversion or refinancing of Company indebtedness, certain capital contributions or revaluation of the Company’s property as further outlined in Treasury Regulation Sections 1.704-2(d)(4), (f)(2) or (f)(3)), the minimum gain chargeback set forth in Treasury Regulations Section 1.704-2(f) shall apply as if those requirements were expressly set forth in this Agreement.

(2) Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt. If there is a net decrease in Minimum Gain Attributable to Member Nonrecourse Debt during any Fiscal Year (other than due to the conversion, refinancing or other change in the debt instrument causing it to become partially or wholly nonrecourse, certain capital contributions, or certain reevaluations of the Company’s property as further outlined in Treasury Regulations Section 1.704-2(i)(4)), the partner nonrecourse debt minimum gain chargeback set forth in Treasury Regulations Section 1.704-2(i) shall apply as if those requirements were expressly set forth in this agreement.

(3) Qualified Income Offset. In the event a Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), and such Member has an Adjusted Capital Account Deficit, the qualified income offset set forth in Treasury Regulations Section 1.704-2(d) shall apply as if those requirements were expressly set forth in this Agreement.

(4) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other applicable period shall be allocated to the Members in accordance with Percentage Interests.

(5) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any Fiscal Year or other applicable period shall be specially allocated in accordance with Treasury Regulations Section 1.704-2(i) as if its requirements were set forth explicitly in this Agreement.

(6) Varying Interests Rule. Allocations to Members whose interests vary during a year by reason of transfer, redemption, admission, capital contributions, or otherwise, shall be made as determined by the Manager, acting in good faith, in accordance with permissible methods under Code Section 706.

(7) Limitations on Losses. Losses allocated pursuant this Agreement shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have a deficit balance in such Member’s Adjusted Capital Account. In the event some but not all of the Members would have deficit balance in such Members’ Adjusted Capital Accounts, Losses not allocated to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Adjusted Capital Accounts.

(8) Forfeiture Allocations. The Company shall make Forfeiture Allocations with respect to any unvested Class B Units that have been forfeited. “Forfeiture Allocations” refer to allocations of loss and deduction as described in REG-105346-03, 70 Fed. Reg. 29675-29683, as it may be amended or supplemented.

C. Tax Allocations.

(1) Except as otherwise provided in this Agreement, all tax items of income, deduction, gain, or loss of the Company (“Tax Items”) shall be allocated in accordance with “partners’ interests in the partnership” as defined in Treasury Regulations Section 1.704-1(b)(3) and as required by Treasury Regulations Section 1.704-1 and Treasury Regulations Section 1.704-3. Subject to the foregoing and except as specifically provided under Paragraph A and Paragraph C, all tax items of income, deduction, gain, or loss of the Company shall be allocated in accordance with Percentage Interests.

(2) If any Company property is subject to Code Section 704(c) or is reflected in the Capital Accounts of the Members and on the books of the Company at a value that differs from the adjusted tax basis of such property, then the Tax Items with respect to such property will be allocated in accordance with Treasury Regulations Section 1.704-1(b)(4)(i) and Treasury Regulations Section 1.704-3 in accordance with the principles of Section 704(c), using the “traditional” method or any other permitted method selected by the Manager.

(3) A Member's share of the nonrecourse liabilities of the Company shall equal the sum of (i) the Member's share of partnership minimum gain determined in accordance with the rules of Code Section 704(b) and the Treasury Regulations thereunder, (ii) the amount of any taxable gain that would be allocated to the Member under Code Section 704(c) (or in the same manner as Code Section 704(c) in connection with a revaluation of Company property) if the Company disposed of (in a taxable transaction) all Company property subject to one or more nonrecourse liabilities of the Company in full satisfaction of the liabilities and for no other consideration, (iii) the amount of built-in gain that is allocable to the Member with respect to Code Section 704(c) property (as defined under Treasury Regulations Section 1.704-3(a)(3)(ii) or property for which reverse Code Section 704(c) allocations are applicable (where such property is subject to the nonrecourse liability to the extent that such built-in gain exceeds the gain described clause (ii) above); provided that the liabilities allocated pursuant to this clause (iii) shall be allocated to the greatest extent possible in an amount up to and in proportion to the Members' negative tax capital accounts, and (iv) any excess nonrecourse liabilities not allocated pursuant to the preceding clause (iii)  shall be allocated to the Members in proportion to Percentage Interests or such other permissible method selected by the Manager.

(4) Any payment of foreign tax that may be creditable against any Member’s United States federal income tax liability and any tax credits shall be allocated to the Members in a manner reasonably determined by the Manager, but strictly in accordance with Treasury Regulations Section 1.704-1(b)(2) and any other applicable Treasury Regulations.

(5) The Members are aware of the income tax consequences of the allocations made by this Agreement and will report their shares of Profits and Losses and other items of Company, gross income, gain, loss and deduction for income tax purposes consistently with this Agreement and the Form 1065 and Schedules K-1 issued by the Company.

D. Tax Classification.

The Members intend that the Company shall always be operated in a manner consistent with its treatment as a “partnership” for federal, state and local income and franchise tax purposes. In accordance therewith, (a) no Member shall file any election with any taxing authority to have the Company treated otherwise, and (b) each Member hereby represents, covenants, and warrants that it shall not maintain a position inconsistent with such treatment. The Manager shall not at any time, except as otherwise required by applicable law cause or permit the Company to elect (A) to be excluded from the provisions of Subchapter K of the Code, or (B) to be treated as a corporation or an association taxable as a corporation for any tax purposes. The Manager shall (i) cause the Company to make any election reasonably determined to be necessary or appropriate in order to ensure the treatment of the Company as a partnership for all tax purposes; and (ii) cause the Company to file any required tax returns in a manner consistent with its treatment as a partnership for tax purposes. The Manager shall not take any action or cause any officer or agent or representative of the Company to take any action that would be inconsistent with the treatment of the Company as a partnership for such purposes.

E. Annual and Tax Information.

The Manager will cause the Company to deliver to each Member, within 90 days after the end of each Fiscal Year, all information with respect to the Company necessary for the preparation of such Member’s federal and state income tax returns.

F. Tax Audit.

(1) For fiscal years of the Company beginning before December 31, 2017, these terms shall apply to any audit of the Company:

(a) Surviving Pubco shall serve as the Tax Matters Member.

(b) If Surviving Pubco is no longer a Member of the Company, then a replacement Tax Matters Member shall be designated by the Manager.

(c) Except to the extent specifically provided in the Code or Treasury Regulations (or the laws of other relevant taxing jurisdiction) or otherwise provided herein, the Tax Matters Member in his sole and absolute discretion shall have exclusive authority to act for or on behalf of the Company with regard to tax matters to the extent such matters are reserved to a tax matters partner under the Code and related Treasury Regulations and corresponding provisions of state or local law if any.

(d) Any Member entering into a settlement agreement with the Internal Revenue Service that concerns a Company item shall notify the Tax Matters Member of such settlement agreement and its terms within ten (10) days after the date thereof. During any Company income tax audit or other income tax controversy with any governmental agency over which the Tax Matters Member has control, the Tax Matters Member shall keep the other Members informed of all material facts and developments on a reasonably prompt basis.

(e) All expenses incurred by the Tax Matters Member on behalf of the Company with respect to any tax matter that does or may affect the Company, or any Member by reason thereof, shall be paid for out of Company assets, These expenses shall be treated as Company expenses; provided however that the Company shall not be obligated to pay any such expenses incurred as a result of the Tax Matters Member’s breach of fiduciary duty, breach of duty of loyalty, bad faith, gross negligence, reckless or intentional misconduct or knowing violation of the law.

(f) The Tax Matters Partner shall give prompt notice to the Members upon receipt of advice that the Internal Revenue Service or other taxing authority intends to examine any income tax return, or records or books of the Company and upon the occurrence of any significant developments with respect thereto.

(g) If a Member is permitted by the Tax Matters Member or permitted under the Code to participate in Company-level administrative or judicial tax proceedings, such Member shall be responsible for all expenses incurred by it in connection with such participation.

(h) The cost of any adjustments to all Members and the cost of any resulting audits or adjustments of Members will be borne solely by the Members without reimbursement by the Company.

(2) Tax Audit of the Partnership under Consolidated Tax Audit Rules. The provisions of this Paragraph G(2) will apply to an Audit of the Partnership pursuant to the audit provisions enacted as part of the Centralized Company Audit Regime.

(a) Definitions. These definitions apply for purposes of this Paragraph G(2):

(i) Audit. “Audit” means a federal tax audit of the Company and subsequent administrative proceedings and judicial proceedings under the Centralized Company Audit Regime.

(ii) Audit Expenses. “Audit Expenses” mean all expenses of the conduct of an Audit. Audit Expenses include the Imputed Underpayment.

(iii) Centralized Company Audit Regime. “Centralized Company Audit Regime” means the provisions of the Internal Revenue Code enacted by the Bipartisan Budget Act of 2015, Section 1101, Pub. L. No. 114-74, contained in Subchapter C, Chapter 63, of Subtitle F of Title 26, as these rules may be amended.

(iv) Designated Individual. “Designated Individual” means the “designated individual” as that term is used in Treasury Regulations Section 301.6223-1.

(v) Imputed Underpayment. “Imputed Underpayment” means the “Imputed Underpayment” of the Partnership as that term is used in Section 6225. For purposes of this Agreement, the “Imputed Underpayment” will include any penalties, interest, and additions to tax with respect to the Imputed Underpayment.

(vi) In Good Faith. “In Good Faith” means, to act for a purpose reasonably believed by the Partnership Representative to be in, or not opposed to, the best interests of the Partnership and not any improper personal benefit, without fraud or gross negligence.

(vii) Indemnified Audit Claim. “Indemnified Audit Claim” means any civil investigation or civil action undertaken, filed or threatened to be filed against the Partnership Representative before any governmental agency or in a federal or state court or in an arbitration or mediation or similar forum for nonjudicial adjudication in connection with the Partnership Representative’s activities, actions, or status in connection with an Audit.

(viii) Indemnified Audit Claim Expenses. “Indemnified Audit Claim Expenses” mean liabilities, costs and expenses related to defense against an Indemnified Audit Claim.

(ix) Indemnified Expenses. “Indemnified Expenses” mean liabilities, costs and expenses (other than Indemnified Audit Claim Expenses) related to an Audit incurred In Good Faith.

(x) Partnership Representative.. “Partnership Representative” means the “partnership representative” of the Company as the term “partnership representative” is used in Code Section 6223.

(b) Selection of Partnership Representative.

(i) The Manager will appoint the Partnership Representative. The initial Partnership Representative will be Surviving Pubco.

(ii) The Partnership Representative shall have the power to designate a Designated Individual in accordance with Treasury Regulations Section 301.6223-1. The Designated Individual shall have the powers of the “designated individual” under the Centralized Company Audit Regime, but shall be limited by the limitations set forth in this Agreement on the Partnership Representative.

(iii) The Manager can remove the Partnership Representative with or without cause, subject to the rules of the Centralized Company Audit Regime.

(iv) The Partnership Representative will serve until replaced by the Manager.

(v) The Partnership Representative and any replacement Partnership Representative must meet the qualification requirements under the Centralized Company Audit Regime.

(c) General Duties of Partnership Representative.

(i) The Partnership Representative will undertake the duties of the “Partnership Representative” for the Partnership under the Code and Regulations.

(ii) The Partnership Representative shall defend any audit of the Company and any related administrative or court proceedings using the accountants of the Company and counsel of the Company, as determined by the Manager.

(iii) The Partnership Representative shall supervise the Company’s accountants and counsel in connection with an audit of the Company and any related administrative or court proceedings, subject to the overall supervision by the Manager. In any event, the Manager shall have final authority to engage or to discharge accountants and counsel.

(iv) The Partnership Representative will have the sole authority to bind the Partnership under Section 6223(b).

(v) Subject to the terms of this Agreement, the Partnership Representative shall undertake all duties, have all responsibilities, and shall have all powers of the “partnership representative” of the Company under the Centralized Company Audit Regime.

(d) Partnership Representative Will Keep Manager Informed. The Partnership Representative will keep the Manager reasonably apprised on a current basis of all material developments in connection with any Company Audit, administrative proceedings, and judicial proceedings.

(e) Partnership Representative Will Follow All Instructions of Manager. The Partnership Representative will follow all instructions of the Manager in connection with the Company Audit, administrative proceedings, and judicial proceedings.

(f) Actions Requiring Prior Approval of Manager. The Partnership Representative will undertake these acts only with the prior approval of the Manager:

(i) Scheduling Meetings. To schedule or to attend any meeting with representatives of the Internal Revenue Service, the United States Department of Justice, or state tax authorities.

(ii) Written Communications. To make any written filings or to send to the Internal Revenue Service, United States Department of Justice, or state tax authorities any letters, memoranda, responses to information document requests, responses to any requests for admissions, or any other written arguments, responses or communications.

(iii) Depositions. To schedule any depositions.

(iv) Election Out. To make the “election out” under Section 6221.

(v) Push-Out Election. To make the “push-out” election under Section 6226 to apply to the Partnership.

(vi) Pull-in Election. To cause the Company to make the “pull-in” election under Section 6225(c)(2)(B).

(vii) Administrative Adjustment. To cause the Company to request an administrative adjustment for any Partnership taxable year under Section 6227.

(viii) Waive Section 6232(b) Restrictions. To waive the restrictions in Section 6232(b) on the making of any Partnership adjustment.

(ix) File Petition for Readjustment in Court. To file a petition for readjustment with the Tax Court, the district court of the United States for the district in which the Partnership’s principal place of business is located, or the Court of Federal Claims.

(x) Filings. To make any filings with any court or the appellate division of the Internal Revenue Service.

(xi) To Seek Member Information in Connection with Company Audit, Administrative Proceedings, and Judicial Proceedings. To seek information from Members and former Members necessary or reasonably desirable in connection with the Company audit, administrative proceedings, and judicial proceedings.

(xii) Extend Period of Limitations on Adjustments. To extend the period of the period of limitations on making adjustments.

(xiii) Settlement Agreement. To enter into a settlement agreement or closing agreement with the Internal Revenue Service.

(xiv) Amended Tax Returns. To file any amended tax returns for the Company.

(xv) Tax Appeal. To file any appeal to an audit determination.

(xvi) Court Action. To file any court action for the determination of the taxes of the Company.

(xvii) To File Amended Returns. To cause the Company to file any amended tax returns.

(g) Partnership Representative Will Keep Manager Informed. The Partnership Representative will inform the Manager on a current basis of all material developments in connection with any Company Audit, administrative proceedings, and judicial proceedings.

(h) Manager May Remove and Replace Partnership Representative. The Manager may remove the Partnership Representative and appoint a successor Partnership Representative, with or without cause and with or without prior notice. Notwithstanding the foregoing, the removal and selection of the successor Partnership Representative will be effective only as provided in controlling Treasury Regulations.

(i) Partnership Representative May Resign. The Partnership Representative may resign as Partnership Representative’s on 30-days’ advance written notice to the Manager. Notwithstanding the foregoing, the resignation and selection of the successor Partnership Representative will be effective only as provided in controlling Treasury Regulations.

(j) Delivery of Files on Removal or Resignation. The Partnership Representative may resign or be removed. In that event, the former Partnership Representative promptly will deliver to the Manager all of the Partnership Representative’s written and electronic files and writings with respect to the Partnership Representative’s position.

(k) Manager May Elect Successor Partnership Representative. The Manager may elect a successor Partnership Representative at any time at which the office of Partnership Representative is vacant.

(l) Member Cooperation in Connection With Company Audits. Each Member and former Member will fully cooperate with the Partnership Representative in connection with Company Audits.

(m) Allocation of Audit Expenses. The Partnership Representative may allocate, In Good Faith, Audit Expenses and reasonably expected Audit Expenses equitably among current and former Members.

(n) Contribution of Imputed Underpayment.

(i) Election Out. The Manager, in their discretion, may reasonably determine any imputed underpayment imposed on the Company pursuant to Code Section 6232 (and any related interest, penalties or other additions to tax) that is attributable to one or more Members or former Members.

(ii) Contribution by Members. At the discretion of the Manager, the Manager shall require that such Members promptly pay to the Company the imputed underpayment (pro rata in proportion to their respective shares of such imputed underpayment, as reasonably determined by the Manager) within fifteen days following the Partnership Representative’s request for payment.

(iii) Failure to Pay. Any failure of a Member or former Member to pay such amount shall result in a subsequent reduction in Distributions otherwise payable to such Members or former Members plus interest on such amount calculated at the Prime Rate plus two percent (2%)).

(iv) Allocation of Imputed Underpayment. In making the determination of which Members (including former Members) should contribute a share of the imputed underpayment, the Manager will allocate any imputed underpayment imposed on the Company (and any related interest, penalties, additions to tax and audit costs) among the Members and former Members in good faith taking into account each Member’s particular status, including, for the avoidance of doubt, a Member’s tax-exempt status.

(v) Imputed Underpayment of Lower-Tier Entity. Any amounts that the Company is required to contribute to any passthrough entity in which it owns an interest (a “Lower-Tier Entity”) with respect to taxes of the Lower-Tier Entity (“Lower-Tier Taxes”) that the Manager reasonably determines is reasonably allocable to one or more Members or former Members shall be treated as an imputed underpayment of the Company.

(A) In the discretion of the Manager, this amount shall be promptly paid by such Members or former Members to the Company (pro rata in proportion to their respective shares of “Lower-Tier Taxes” as determined by the Manager) within fifteen days following the Manager’ request for payment. Any failure to pay such amount shall result in a subsequent reduction in Distributions otherwise payable to such Members or former Members plus interest on such amount calculated at the Prime Rate plus two percent (2%)).

(B) In making the determination of which Members or former Members (including former Members or former Members) are liable for any “Lower-Tier Taxes”, the Manager will allocate any “Lower-Tier Taxes” among the Members or former Members in good faith taking into account each Member’s particular status, including, for the avoidance of doubt, a Member’s tax-exempt status.

(C) All of the indemnification provisions of Article VI shall apply to the Manager and the Manager shall have no liability to the Company or any Member for any loss suffered by the Company or any Member that arises out of any action or inaction of the Manager, unless such action or inaction is adjudicated by a court of competent jurisdiction to constitute bad faith, actual fraud, gross negligence or willful misconduct by the Manager.

(o) Audit Notification. The Partnership Representative will provide prompt written notification to each Member in the event of any audit of the Company by the United States Internal Revenue Service.

(p) Member Contribution for Audit Expenses. At the Manager’ option, the Partnership may require each current and former Member to contribute to the Partnership the current or former Member’s share of the Audit Expenses and reasonably expected Audit Expenses as so allocated.

(q) Member Covenant Not to Sue. No current or former Member will sue (and neither the Partnership nor any current and former Member or other Member will have any claim against) the Tax Matters Partner, the Partnership Representative, the Manager, or the Company on account of any act or failure to act by the Tax Matters Partner, the Partnership Representative, the Manager, or the Company in connection with an Audit.

(r) Partnership Indemnification against Expenses. The Partnership will indemnify and will hold harmless the Partnership Representative from and against any and all Indemnified Audit Claim Expenses and Indemnified Expenses.

(s) Survival of Audit Provisions. Each Member agrees that the provisions of this Paragraph G will survive the termination of the Partnership and the termination of any Member’s interest in the Partnership.

EXHIBIT D
LEGACY MEMBERS

The Legacy Members are:

Scott Kee

Ichiro Aoki

Donald McClymont

David Kang

Bison Capital Partners IV, L.P

D-1